                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35548


[LOGO]

                                   PROSPECTUS

                           SOUTHERN COMMUNITY BANCORP

                                1,050,000 Shares

                                  Common Stock

         We are offering a minimum of 200,000 shares, and a maximum of 1,050,000 shares, of our common stock. There is currently no public market for the common stock, and we do not expect a public market to develop after the offering. The price to the public in the offering is $16.50 per share. Each subscriber is required to purchase a minimum of 1,000 shares.

         INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         We will deposit all amounts received from each subscriber into one of two escrow accounts which we have established with SunTrust Bank, as escrow agent. Each subscriber must designate how much of their subscription we should deposit in each escrow account. The escrow agent will hold and disburse the amounts deposited in each escrow account subject to conditions which we have established. See "Prospectus Summary - Escrow Accounts" on page 3 for a description of these conditions.

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

         The initial expiration date of the offering is September 30, 2000. However, we have the right to extend the expiration date without notice to subscribers until December 31, 2000. We also have the right to cancel the offering at any time prior to the release of funds from the escrow accounts. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

         Subscribers may not revoke any subscription for the shares without our consent. We may accept or reject any subscription offer, in whole or in part, in our discretion.


                                                              Underwriting                Proceeds to Southern
                                    Price to Public           Commissions                   Community Bancorp
                                    ---------------           ------------                --------------------
Per Share ......................... $        16.50               None                       $        16.50
Minimum Offering................... $ 3,300,000.00               None                       $ 3,300,000.00
Maximum Offering................... $17,325,000.00               None                       $17,325,000.00


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD NOTE THAT THE SHARES ARE NOT BANK ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED BY THE FDIC OR ANY STATE OR FEDERAL AGENCY.

                  The date of this prospectus is July 17, 2000.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "SOUTHERN COMMUNITY BANCORP," "WE," AND "OUR" REFER TO SOUTHERN COMMUNITY BANCORP, A FLORIDA CORPORATION.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary.........................................................1

Risk Factors...............................................................7

Terms of Offering.........................................................13

Use of Proceeds...........................................................15

Dilution .................................................................16

Capitalization............................................................18

Dividend Policy...........................................................19

Selected Financial Data...................................................20

Management's Discussion and Analysis of
         Results of Operations and Financial Condition ...................22

Business .................................................................39

Supervision And Regulation................................................47

Management................................................................54

Certain Transactions......................................................68

Securities Ownership of Certain Beneficial Owners and Management..........69

Description of Capital Stock..............................................71

Shares Eligible For Future Sale...........................................74

Legal Matters.............................................................75

Experts  .................................................................75

Where You Can Find More Information.......................................75

Index to Consolidated Financial Statements...............................F-1

Exhibit A - Subscription Agreement

Exhibit B - Escrow Agreement

                               PROSPECTUS SUMMARY

         YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                           SOUTHERN COMMUNITY BANCORP

OUR BUSINESS

         Southern Community Bancorp is a recently formed, Florida-based bank holding company. We currently conduct substantially all of our activities through Southern Community Bank. This bank commenced banking operations in December 1998 and currently has a main office and three branches in the Orlando, Florida area. This bank expects to open an additional branch in Bonita Springs, Florida in July 2000.

         We intend to expand our operations by opening a new bank in Bonita Springs, Florida in the fall of 2000. The new bank will acquire the assets and liabilities of the proposed Bonita Springs branch of our existing bank. We believe that the new bank will be more successful than a branch in attracting customers in the southwest Florida market because most of the directors and officers of the new bank will be residents of southwest Florida. We believe that many customers will be attracted to the new bank by virtue of its local management.

OUR STRATEGY

         Our strategy is to target customers who are dissatisfied with the level of service delivered by the multi-state banking organizations which have recently acquired a large percentage of the banking business in Florida. According to FDIC statistics, on June 30, 1999, the ten largest banks in Florida controlled 64.7% of total deposits and included just one Florida-based institution. Five years earlier, on June 30, 1994, the ten largest banks controlled 55.9% of total deposits and included two Florida-based institutions. By a different measure, the market share of the three largest banks in Florida has increased from 40.5% on June 30, 1994 to 50.3% on June 30, 1999. As a result of this consolidation, we believe that we have the ability to attract owners of small and medium sized businesses, entrepreneurs, and other professional and executive customers by providing personalized service and products tailored to meet the needs of these customers.

         As part of our strategy, we will attempt to operate our existing bank, our proposed new bank, and any banks which we may open or acquire in the future, in substantially the same manner as locally managed community banks. Accordingly, we expect that the board of directors and officers of each of our banks will primarily consist of individuals who live within the communities served by each bank. Additionally, we anticipate that all of the lending decisions for each bank will be made by the board of directors and officers of that bank. Each bank will also seek to become an active participant in the local community by supporting local charities and civic organizations.

         We also expect to realize some of the benefits of larger banking organizations. For example, we will operate each of our banks on the same data processing system. Additionally, we will utilize a single human resources department to handle employee benefits and related employment matters. We hope to realize the benefits of economies of scale for these administrative functions.

         We may open or acquire additional banks in Florida in the future, although we have no current plans to do so. If we open or acquire additional banks, we expect that we would utilize our same strategy for establishing and growing these banks by emphasizing personalized service and the community bank aspects of these banks.

OUR EXISTING BANK

         Our existing bank, Southern Community Bank, was formed by a group of Orlando businessmen and bank executives who believed that there was significant demand for an additional community bank in the Orlando area. Since opening in December 1998, our existing bank has grown rapidly. As of March 31, 2000, our existing bank had total assets of approximately $126.3 million. We expect that our existing bank will open a new branch in Bonita Springs, Florida in July 2000, and to open two additional branches in the Orlando market during the next 18 months.

OUR PROPOSED NEW BANK

         We plan to open our proposed new bank, Southern Community Bank of Southwest Florida, to serve the southwest Florida market, which consists of the area between Naples and Ft. Myers, Florida. The Florida Department of Banking and Finance has approved our application to organize the new bank, and the FDIC is considering our application for deposit insurance. We will apply to the Board of Governors of the Federal Reserve System to acquire all of the capital stock of the new bank once the bank's charter is granted by the Florida Department of Banking and Finance and insurance is obtained from the FDIC. Assuming that we receive all required regulatory approvals and the offering is successful, we expect that the new bank will commence operations in the fall of 2000.

         Our new bank will acquire the assets and liabilities of the new branch which our existing bank plans to open in Bonita Springs, Florida in July 2000. We believe that the opening of this branch will accelerate the growth of the new bank by providing it with a base of personnel, deposits, loans and customer relationships.

OUR MANAGEMENT TEAM

         Our management team includes individuals who have significant experience serving our target markets. Our chairman and chief executive officer is Charlie W. Brinkley, Jr., who has more than 21 years of banking experience in the Central Florida market, including serving as the president of Southern Bank of Central Florida for 8 years and as the president of Colonial Bank - Florida for 2 years. The president and the head of our Orlando bank is John G. Squires, who also has more than 21 years of experience in the Orlando banking market, including serving as vice-chairman of Southern Bank of Central Florida for 8 years and as executive vice-president of Colonial Bank - Florida for 2 years.

         Our new bank in southwest Florida will be headed by Richard Garner, who will serve as its chairman and chief executive officer. Mr. Garner has almost 30 years of banking experience in Florida, including more than 9 years in the southwest Florida market. Mr. Garner previously served as president of First National Bank of Florida in Bonita Springs and as president of Colonial Bank Southwest Florida. The president and senior lending officer of the new bank will be Joel

Whittenhall, who has 19 years of banking experience in the southwest Florida market, including service as the executive vice-president and senior lending officer of First National Bank of Florida.

ESCROW ACCOUNTS

         We will deposit all amounts received from each subscriber into one of two escrow accounts which we have established with SunTrust Bank, as escrow agent. Each subscriber in the offering must designate how much of their subscription funds we should deposit in each escrow account.

         We have established the first escrow account for the purpose of capitalizing our proposed new bank, Southern Community Bank of Southwest Florida. The escrow agent will hold and disburse all of the amounts deposited in the first escrow account subject to the following conditions:

o The escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction, in the event that we do not receive subscriptions for at least 610,000 shares with proceeds designated for the first escrow account prior to the expiration date of the offering. The initial expiration date of the offering is September 30, 2000. However, we have the right to extend the expiration date without notice to subscribers to December 31, 2000. The proceeds from the sale of 610,000 shares would be $10,065,000.

o If we sell at least 610,000 shares with proceeds designated for the first escrow account before the expiration date, then the escrow agent will continue to hold the amounts in the first escrow account until we have received all required regulatory approvals to open our proposed new bank. At that time, the escrow agent will release the amounts in the first escrow account to us, and we will contribute the proceeds to our proposed new bank.

o After we have received subscriptions for 610,000 shares with proceeds designated for the first escrow account, we may continue to offer any unsold shares until the expiration date of the offering. Subscribers to these shares may continue to designate that we deposit their funds in the first escrow account. The escrow agent will hold these amounts in the first escrow account subject to the same conditions as the other funds deposited in the first escrow account.

o If we do not obtain all required regulatory approvals to open our proposed new bank by December 31, 2000, then the escrow agent will return all of the funds deposited in the first escrow account to subscribers, without interest or deduction.

         We have established the second escrow account for the principal purpose of providing additional working capital for our existing bank, Southern Community Bank. As described below, it is possible that a portion of the proceeds in the second escrow account will be reallocated to the first escrow account. The escrow agent will hold and disburse all of the subscription funds deposited in the second escrow account subject to the following conditions:

o If we have not received subscriptions for at least 200,000 shares with proceeds designated for the second escrow account prior to the expiration date of the offering, then the escrow agent will return all of the funds deposited in the second escrow account to subscribers, without interest or deduction. The proceeds from the sale of 200,000 shares would be $3,300,000.

o If we receive subscriptions for 200,000 shares with proceeds designated for the second escrow account prior to the expiration date, then the escrow agent will release the amount of $3,300,000 to us and we will contribute this amount to our existing bank.

o After we have received subscriptions for 200,000 shares with proceeds designated for the second escrow account, we may continue to offer any unsold shares until the expiration date of the offering. Subscribers to these shares may continue to designate that we deposit their funds in the second escrow account. The escrow agent will hold these amounts in the second escrow account until we instruct the escrow agent to either transfer the funds to the first escrow account or to release the funds to us. The escrow agent will hold any amounts which are transferred to the first escrow account on the same conditions as the other funds deposited in the first escrow account.

         If we fulfill the conditions for the release of funds from the first escrow account, we will complete the sale of shares pursuant to the first escrow account, even if we do not fulfill the conditions for the release of funds from the second escrow account. Likewise, if we fulfill the conditions for the release of funds from the second escrow account but not the first escrow account, then we will complete the sale of shares pursuant to the second escrow account.

         Each subscriber must designate how much of their subscription funds we should deposit in each escrow account. However, we have the right to accept or reject any subscription offer, in whole or in part. Assuming that we accept the entire subscription offer made by a subscriber, we will deposit the subscriber's subscription funds in the manner requested by the subscriber. If we do not accept the entire subscription offer, we will promptly return the portion of the subscription offer which we did not accept. Additionally, even if a subscriber's funds are initially deposited in the second escrow account, we have the right to transfer the subscriber's funds to the first escrow account if we have already received and accepted subscriptions for 200,000 shares with proceeds designated to the second escrow account.

         We will issue shares to subscribers each time that the escrow agent releases the proceeds in each escrow account to us. As a result, subscribers may receive shares at different times.

         The escrow agent will invest all amounts deposited in escrow in a money-market mutual fund managed by an affiliate of the escrow agent. We will retain all interest and other income from the accounts, regardless of whether the offering is completed or canceled.

REASONS FOR SEPARATE ESCROW ACCOUNTS

         We have established two separate escrow accounts to facilitate our goal of capitalizing our new bank with proceeds received from residents of southwest Florida. To accomplish this goal, we will encourage subscribers located in southwest Florida to designate that their subscription proceeds be deposited in the first escrow account. We believe that these subscribers will increase the likelihood of the new bank's success because these subscribers are potential customers and business referral sources for the new bank. We will encourage subscribers located in central Florida to designate that their subscription proceeds be deposited in the second escrow account. Although we intend to encourage subscribers in the manner described above, each subscriber may select how much of the subscriber's funds we should deposit in each escrow account.

         EACH SUBSCRIBER SHOULD BE AWARE THAT THE SUBSCRIBER IS ACQUIRING SHARES IN OUR HOLDING COMPANY AND NOT ACQUIRING A DIRECT EQUITY INTEREST IN EITHER OUR EXISTING BANK OR OUR PROPOSED NEW BANK, REGARDLESS OF THE ESCROW ACCOUNT IN WHICH THE SUBSCRIBER'S FUNDS ARE DEPOSITED.

OUR ADDRESS AND TELEPHONE NUMBER

         Our address is 250 N. Orange Avenue, Orlando, Florida, 32801 and our telephone number is (407) 648-1844.

                                  THE OFFERING


Securities Offered for Sale:                 We are offering a minimum of 200,000 shares, and a
                                             maximum of 1,050,000 shares, of our common stock. See
                                             "Description of Capital Stock" for a description of the
                                             shares.

Price to Public:                             $16.50 per share

Shares to be Outstanding after the           We will have a minimum of 1,090,298 shares, and a
Offering:                                    maximum of 1,940,298 shares, outstanding after the
                                             offering.

Use of Proceeds deposited in the             We will utilize the subscription funds from the first escrow
First Escrow Account:                        account to capitalize our proposed new bank, Southern
                                             Community Bank of Southwest Florida. We will use a
                                             portion of this amount to pay the organizers for the
                                             organizational costs of the new bank, which are estimated at
                                             $500,000.  See "Use of Proceeds."

Use of Proceeds deposited in the             We will utilize at least $3,300,000 of the subscription funds
Second Escrow Account:                       from the second escrow account to increase the working
                                             capital of our existing bank, Southern Community Bank. We have the right to utilize any subscription funds in excess of
                                             $3,300,000 to either increase the amounts deposited in the first escrow account or to increase the working capital of our existing bank. See "Use of Proceeds."

Risk Factors:                                You should read the "Risk Factors" beginning on page 7
                                             before deciding to invest in our shares.


                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

WE HAVE INCURRED A SUBSTANTIAL LOSS SINCE WE COMMENCED OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE.

         We commenced banking operations on December 15, 1998. From that date through March 31, 2000, we had an accumulated deficit of $1,215,000, although we did have net income of $11,000 in the first three months of 2000. This deficit is primarily due to the costs of opening our existing bank and establishing its business, including the opening of three branches. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

         We expect to incur a loss in 2000 due to the costs of establishing our new bank in Bonita Springs, Florida and the continuing expansion of our banking activities in the Orlando market. We may also incur losses in subsequent years if we are unable to open our new bank, or if we are unable to successfully grow and manage our new bank and our existing bank. In this regard, a newly formed bank is ordinarily expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned depending on the bank's ability to control operating expenses and generate net interest income. In light of the foregoing, there is a risk that we may never become profitable.

WE MAY ENCOUNTER UNEXPECTED FINANCIAL AND OPERATING PROBLEMS DUE TO OUR RAPID GROWTH.

         We have grown rapidly since we opened our existing bank in December 1998. As of December 31, 1999, we had total assets of $83.9 million. Our total assets grew by 50.6%, to $126.3 million, by March 31, 2000. Since opening, we have expanded to 4 locations, and expect to open at least one more location in 2000, and two more locations in 2001. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to their unseasoned nature and problems in our operating procedures and policies which we have not yet discovered.

IF WE CANNOT OPEN OUR PROPOSED NEW BANK, IT IS LIKELY THAT OUR FUTURE OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

         We have filed applications with the Florida Department of Banking and the FDIC for permission to open our proposed new bank. The Florida Department of Banking has approved our application and the FDIC application is pending. We will also need to file an application with the Federal Reserve to acquire the shares of the new bank. Although we believe that all of these regulatory agencies will approve our applications, there can be no assurance that they will be approved. Furthermore, we need to receive subscriptions for at least 610,000 shares with proceeds designated for the first escrow account in order to have the funds required to capitalize the new bank. If we do not receive these subscriptions, we will not open the new bank, although we will continue to operate our proposed branch in Bonita Springs, Florida. If we are unable to open the new bank for any reason, it is likely that our future operating results will be adversely affected.

YOU WILL NOT RECEIVE ANY INTEREST ON THE SUBSCRIPTION FUNDS DEPOSITED IN ESCROW EVEN IF THE ESCROW AGENT RETURNS YOUR SUBSCRIPTION FUNDS.

         We will deposit all funds received from subscribers into the escrow accounts. Under the terms of these escrow accounts, it is possible that the escrow agent could hold your funds in escrow until December 31, 2000, and if the offering is not successful, the escrow agent would return your funds to you. If the escrow agent returns your subscription funds, you will not receive any interest on your subscription funds. We will retain all interest and other income from the escrow accounts, regardless of whether the offering is consummated or canceled.

WE MAY SELL SHARES TO SUBSCRIBERS WHOSE FUNDS ARE DEPOSITED IN ONE ESCROW ACCOUNT BUT NOT THE OTHER.

         If we fulfill the conditions for the release of funds from either of the escrow accounts, but not both, we intend to complete the sale of shares to subscribers whose funds are released. Accordingly, if you deposit funds in an escrow account in which we fail to fulfill the conditions for release, you would not receive any shares in the offering, even if we complete the sale of shares to subscribers whose funds were deposited in the other escrow account.

IF WE CANNOT ATTRACT ADDITIONAL DEPOSITS AND INCREASE OUR CAPITAL, WE WILL NOT BE ABLE TO GROW.

         We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products which are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

         Furthermore, our ability to increase our assets depends on our ability to maintain adequate levels of capital. In this connection, federal and state banking laws require each of our banks to maintain certain minimum levels of capital relative to the size of their assets. One of the purposes of the offering is to provide our existing bank with additional capital in order to permit further growth. If we do not obtain this additional capital, we would not be able to grow the existing bank.

         We will utilize the proceeds from the first escrow account to capitalize our new bank to be opened in Bonita Springs. If the offering is successful, we will contribute a minimum of $10,065,000 to the new bank. This should permit the new bank to grow significantly. However, our new bank may eventually encounter capital problems if it grows at the rate we expect.

IF REAL ESTATE VALUES IN THE ORLANDO, FLORIDA AREA DECLINE, OUR LOAN PORTFOLIO WOULD BE IMPAIRED.

         A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate located in the Orlando, Florida area. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in central Florida, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

WE MAY NOT BE ABLE TO COMPETE WITH OUR COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount each of our banks can loan a single borrower by the amount of each bank's capital. The legal lending limit for secured loans is 25% of capital and surplus. Due to the relatively small size of our existing bank and our proposed new bank, our lending limits will be significantly less than those of our competitors. This may adversely affect our ability to establish lending relationships with larger businesses in our target markets.

IF ADVERSE ECONOMIC CONDITIONS IN OUR TARGET MARKETS EXIST FOR A PROLONGED PERIOD, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

         Our success will depend in large part on economic conditions in central Florida and southwest Florida. A prolonged economic downturn or recession in these markets could increase our non-performing assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these areas or natural disasters such as hurricanes, floods or tornadoes.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

         As a holding company, we expect that our only significant sources of revenue will be management fees that we may receive from our bank subsidiaries. We do not expect to receive any dividends from our bank subsidiaries in the foreseeable future, because these banks will retain their earnings in order to increase their capital. Furthermore, the ability of our banks to pay dividends is restricted under Federal and state banking law. As a result, we do not anticipate that we will pay dividends on our common stock in the foreseeable future. See "Dividend Policy."

BECAUSE OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES, THE OFFERING PRICE MAY EXCEED THE FAIR MARKET VALUE OF OUR SHARES.

         Prior to the offering, there was no active trading market in our common stock. Our Board of Directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. Our Board of Directors considered our historic and expected growth, and general market conditions, among other factors, in determining the offering price. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

         After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have a minimum of 1,090,298 shares and a maximum of 1,940,298 shares of common stock outstanding.

         Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates." At the present time, our directors and executive officers hold an aggregate of 373,531 shares, and have the right to purchase up to 84,800 additional shares. Our directors and executive officers have indicated that they will subscribe to purchase at least 120,000 shares in the offering. Additionally, the persons who will serve as directors of our new bank have indicated that they will subscribe to purchase at least 110,000 shares. Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

         Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in their shares. If we sell a minimum of 200,000 shares in the offering, then the pro forma book value of one share of common stock as of March 31, 2000 would have been $13.93, or $2.57 less than the offering price of $16.50 per share. If we were to sell a maximum of 1,050,000 shares in the offering, then the pro forma book value as of March 31, 2000 would have been $15.05, or $1.45 less the offering price of $16.50 per share.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH COULD DILUTE YOUR OWNERSHIP.

         We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. At the present time, we do expect to sell additional shares of common stock or other equity securities for at least 12 months. However, we believe that we will need to sell additional shares after that time in order to support the planned expansion of our banks. If we do sell additional shares of common stock to raise capital, the sale will dilute your ownership interest and such dilution could be substantial.

CERTAIN PROVISIONS OF FLORIDA LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY AND RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

          Florida law, as well as certain federal regulations, contain certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in the transaction. These provisions could also adversely affect the market price of our common stock. See "Description of Capital Stock -- Anti-Takeover Provisions" for a discussion of these anti-takeover provisions.

YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES BECAUSE IT IS UNLIKELY THAT A PUBLIC MARKET FOR OUR SHARES WILL DEVELOP AFTER THE OFFERING.

         There is no established public market for our common stock and we do not expect a public market to develop in the future. We do not currently have any brokers or other persons who make a market in our common stock and we do not intend to solicit brokers to establish a market in the future. Additionally, we do not intend to seek the listing of our shares on any securities exchange or inclusion of our shares on NASDAQ.

         The absence of a public market for our shares will make it difficult for you to resell your shares and is likely to depress the prices which you would receive from any sale of your shares.

         OUR EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL FAVORED BY OUR OTHER SHAREHOLDERS.

         Our executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors beneficially own 373,531 shares, representing 42% of the total number of shares outstanding as of March 31, 2000. Our current directors and executive officers, and the persons who will serve as directors of our new bank, are expected to subscribe to purchase a minimum of 230,000 shares in the offering. See "Security Ownership of Certain Beneficial Owners and Management."

         The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that are contrary to your interests and those of other investors.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes," "expects," "anticipates," "intends," or "may" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         o        legal and regulatory risks and uncertainties;

         o economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

         o the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

         You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

                                TERMS OF OFFERING

         We are offering a minimum of 200,000 shares and a maximum of 1,050,000 shares of our common stock at a price of $16.50 per share.

MINIMUM SUBSCRIPTION

         Each subscriber must agree to purchase a minimum of 1,000 shares.

PLAN OF DISTRIBUTION

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

EXPIRATION DATE

         The initial expiration date of the offering is September 30, 2000. However, we have the right to extend the expiration date without notice to subscribers until December 31, 2000.

ESCROW TERMS

         We will deposit all amounts received from each subscriber into one of two escrow accounts which we have established with SunTrust Bank, as escrow agent. Each subscriber in the offering must designate how much of their subscription funds should be deposited in each escrow account. The escrow agent will hold and disburse the amounts deposited in the escrow accounts based on conditions which we have established. See "Summary - Escrow Accounts" on page 3 for a description of the conditions of each escrow account. A copy of the escrow agreement between us and the escrow agent is attached as Exhibit A to this prospectus.

ISSUANCE OF SHARES

         We will issue shares to subscribers each time that the escrow agent releases the subscription funds from each escrow account to us. As a result, subscribers may receive shares at different times.

CANCELLATION OF OFFERING

         We have the right to cancel the offering at any time before the escrow agent releases the subscription funds from either of the escrow accounts to us. If we cancel the offering, the escrow agent will promptly return all subscription funds to subscribers, without interest or deduction.

SUBSCRIPTION TERMS

         We reserve the right to reject any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, either or both of the banks. In the event we reject all or part of your subscription offer, the escrow agent will refund by mail all or the appropriate portion of the amount paid by you with the subscription offer, without interest, promptly after the rejection.

HOW TO SUBSCRIBE

         You must take the following steps to subscribe for shares in the offering:

o You must complete and sign the Subscription Agreement which accompanies this prospectus. A copy of the Subscription Agreement is attached as Exhibit B to this prospectus.

o You must make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "SunTrust Bank - Southern Community Bancorp Escrow Account."

o You must deliver the executed Subscription Agreement, together with full payment for the purchase price, in person or by mail, to the address shown on the Subscription Agreement.

         If you have any questions about the offering or how to subscribe, please call Charlie Brinkley or John Squires in Orlando at (407) 648-1844. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                 USE OF PROCEEDS

         We will receive a minimum of $3,300,000 and a maximum of $17,325,000 in proceeds from the offering. We will deposit all subscription funds into one of two escrow accounts, as designated each by subscriber.

         FIRST ESCROW ACCOUNT. If the offering is successful, the first escrow account will hold a minimum of $10,065,000 in subscription funds from subscriptions for 610,000 shares. The maximum amount in this escrow account could be $17,325,000, if we receive subscriptions for all of the shares in the offering and all subscribers designate that all of their funds be deposited in the first escrow account. If we receive all regulatory approvals required to open our proposed new bank, we will contribute these subscription funds to the new bank as its initial capital, less a pro-rata portion of the offering expenses. The new bank will initially invest most of these proceeds in marketable securities. The new bank will liquidate these securities as necessary to fund loans and to pay its start up and operating expenses. The new bank will also reimburse its organizers approximately $500,000 for expenses incurred by them in organizing the new bank, for such items as salaries, administrative costs, legal fees, accounting fees and application fees.

         SECOND ESCROW ACCOUNT. If the offering is successful, the second escrow account will hold a minimum of $3,300,000 in subscription funds from subscriptions for 200,000 shares. The maximum amount in this escrow account could be $17,325,000, if we receive subscriptions for all of the shares in the offering, all subscribers designated that all of their funds be deposited in the second escrow account and the Board of Directors does not reallocate any of the proceeds to the first escrow account. We will utilize these proceeds to make a contribution to our existing bank, less a pro-rata portion of the offering expenses. The existing bank will initially utilize these proceeds to purchase marketable securities, which can then be sold to fund loans and operating expenses.

         OFFERING EXPENSES. We will pay the estimated offering expenses of $100,000 from the proceeds of the offering, prorated between the amounts we actually receive from each of the escrow accounts.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after the offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. As of March 31, 2000, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 200,000 shares and a maximum of 1,050,000 shares offered in the offering, would have been approximately $13.93 per share in the case of a minimum offering and $15.05 per share in the case of a maximum offering. The following table illustrates this per share dilution.


                                                                      Minimum                       Maximum
                                                                     Offering                      Offering
                                                                     --------                      --------
Offering price per share .................................            $16.50                        $16.50

Net book value per share as of March 31,
2000 ....................................................             $13.35                        $13.35

Increase per share attributable to new
investors ...............................................             $ 0.58                        $ 1.70

Pro forma net book value per share after the
offering .................................................            $13.93                        $15.05

Pro forma dilution per share to new investors                         $ 2.57                        $ 1.45

         The following tables summarize on a pro forma basis as of March 31, 2000, the differences between the total consideration paid and the average price per share paid by the existing shareholders prior to the offering and by new investors in the offering.

                                MINIMUM OFFERING
                                (200,000 Shares)


                           Shares Purchased                      Total Consideration
                     ---------------------------              ---------------------------
                                                                                                         Average Price
                     Number              Percent              Amount              Percent                  Per Share
                     ------              -------              ------              -------                --------------
Existing
shareholders          890,298             81.7%              $13,354,470            80.2%                    $15.00
                                                                                                             ======
Investors in
the offering          200,000             18.3%                3,300,000            19.8%                    $16.50
                   ----------            -----               -----------           -----                     ======
         Total      1,090,298            100.0%              $16,654,470           100.0%                    $15.28
                   ==========            =====               ===========           =====                     ======


                                MAXIMUM OFFERING
                               (1,050,000 Shares)


                           Shares Purchased                      Total Consideration
                     ---------------------------              ---------------------------
                                                                                                         Average Price
                     Number              Percent              Amount              Percent                  Per Share
                     ------              -------              ------              -------                --------------
Existing
shareholders           890,298            45.9%             $13,354,470             43.5%                   $15.00
                                                                                                            ======
Investors in
the offering         1,050,000            54.1%              17,325,000             56.5%                   $16.50
                     ---------           ------             -----------            -----                    ======
         Total       1,940,298           100.0%             $30,679,470            100.0%                   $15.81
                     =========           =====              ===========            =====                    ======



         The information presented above is as of March 31, 2000 and excludes:

         o 163,000 shares of our common stock issuable upon the exercise of outstanding stock options, and

         o 13,000 shares reserved for issuance upon the exercise of stock options which may be granted under our employee stock option plan.

         The issuance of common stock in connection with the exercise of these options will result in further dilution to new investors. See "Management - Stock Option Plans" and Note 11 of Notes to Consolidated Statements.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2000. Our capitalization is presented:

         o        on an actual basis; and

         o        on an as adjusted basis to give effect to:

                  o the sale of a minimum of 200,000 shares in the offering and the application of the net proceeds from such shares; and

                  o the sale of a maximum of 1,050,000 shares in the offering and the application of the net proceeds from such shares.

         This table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Financial Statements included elsewhere in this prospectus.


                                                                               As of March 31, 2000
                                                             --------------------------------------------------------------
                                                                                 As Adjusted to            As Adjusted to
                                                                                 Give Effect to            Give Effect to
                                                                                      Sale of                   Sale of
                                                             Actual               200,000 Shares           1,050,000 Shares
                                                             ------               --------------           ----------------
                                                                                  (in thousands)
Shareholders' equity:
  Common stock, $1.00 par value;
  10,000,000 shares authorized; 890,298
  shares issued and outstanding (actual);
  1,090,298 issued and outstanding (as
  adjusted for sale of 200,000 shares);
  1,940,298 shares issued and
  outstanding (as adjusted for sale of
  1,050,000 shares).................................        $    890                 $  1,090                  $  1,940
Additional paid-in capital..........................          12,464                   15,564                    28,739
Accumulated deficit and accumulated
other comprehensive (loss)..........................          (1,468)                  (1,468)                   (1,468)
                                                             -------                  -------                   -------
                  Total shareholders' equity........          11,886                   15,186                    29,211
                                                             -------                  -------                   -------
                  Total capitalization..............         $11,886                  $15,186                   $29,211
                                                             =======                  =======                   =======


   The outstanding share information in the table above is as of March 31, 2000 and excludes:

         o 163,000 shares of our common stock issuable upon the exercise of outstanding stock options, and

         o 13,000 additional shares reserved for issuance upon the exercise of stock options which may be granted under the Company's employee stock option plan.

                                 DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

   We are a legal entity separate and distinct from our subsidiaries. Substantially all of our revenues and cash flow, including funds available for other offering expenses, will be in the form of fees which we charge to our existing bank for management services. Funds available for payment of dividends on our common stock would principally consist of dividends paid to us by our banks. Due to the developmental status of our existing bank, its ability to pay dividends to us is severely limited. There are also statutory and regulatory limitations on the amount of dividends that may be paid by our existing bank to us. Our ability to receive dividends from our proposed new bank will be subject to the same limitations. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our banks to us.

                             SELECTED FINANCIAL DATA

         THE FOLLOWING TABLE SETS FORTH SELECTED CONSOLIDATED FINANCIAL DATA FOR THE PERIOD FROM DECEMBER 15, 1998 TO DECEMBER 31, 1998, THE YEAR ENDED DECEMBER 31, 1999 AND THE QUARTERS ENDED MARCH 31, 1999, AND MARCH 31, 2000. THE SELECTED FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THIS PROSPECTUS.

         The financial condition data as of December 31, 1998, and December 31, 1999, and the operating data for the period from December 15, 1998 to December 31, 1998 and the year ended December 31, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Hacker, Johnson, Cohen and Greib PA, independent auditors. The financial condition data as of March 31, 1999 and March 31, 2000 and the operating data for the three months ended March 31, 1999 and March 31, 2000 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and operations. The historical results do not necessarily indicate the results which you should expect in a future period.

                            FINANCIAL CONDITION DATA



                                            December 31,        December 31,           March 31,            March 31,
                                                1998                1999                 1999                 2000
                                            ------------        ------------            --------             --------
                                                                           (Dollars in thousands)
Assets ................................         $16,606             $83,864              $27,006             $126,267
Securities available for sale..........              --             $11,998               $3,173              $15,573
Loans receivable, net .................          $1,203             $61,363              $10,327              $78,951
Deposits...............................          $3,274             $65,063              $13,603             $111,041
Stockholders' equity ..................         $12,233             $11,838              $12,319              $11,886
Book value per share...................         $ 14.66              $13.39               $14.35               $13.35
Number of full service
customer facilities....................               1                   4                    2                    4

                                 OPERATING DATA


                                               December
                                              15, 1998 to        Year Ended           Three Months         Three Months
                                             December 31,       December 31,        Ended March 31,      Ended March 31,
                                                 1998               1999                1999                 2000
                                              -----------        -----------         -------------        -------------
                                                                         (Dollars in thousands)
Interest income ....................           $    32             $ 3,399                 $360               $1,958

Interest expense ...................                 6               1,186                   67                  968
                                               -------             -------              -------              -------
Net interest income before
loan loss provision ................                26               2,213                  293                  990

Provision for loan losses...........                12                 609                   79                  178
                                               -------             -------              -------              -------
Net interest income after
loan loss provision ................                14               1,604                  214                  812

Other income .......................                --                 116                    2                   93

Other expense ......................                84               3,216                  624                  887
                                               -------             -------              -------              -------
Income tax (benefit)
provision ..........................               (26)               (554)                (145)                   7
                                               -------             -------              -------              -------
Net earnings (loss).................           $   (44)            $  (942)             $  (263)             $    11
                                               =======             =======              =======              =======
Net earning (loss) per
share, basic and diluted ...........           $ (0.05)            $ (1.10)             $ (0.31)             $  0.01
                                               =======             =======              =======              =======
Total shares outstanding at
end of period.......................           834,425             884,425              858,405              890,298
                                               =======             =======              =======              =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS FOR THE PERIOD FROM DECEMBER 15, 1998 TO DECEMBER 31, 1998

         Southern Community Bank commenced operations on December 15, 1998. Its results of operations during the period from December 15, 1998 to December 31, 1998 reflect the start-up nature of its operations. For this 16 day period, we had a net loss of $44,000, or $.05 per share. Our income consisted of $32,000 in interest income, which was primarily generated by the bank's investment portfolio. This amount was offset by $7,000 in interest expense on deposits and other interest bearing liabilities and a $12,000 provision for loan losses. We also had $84,000 in non-interest expense, primarily consisting of salaries, occupancy expenses and data processing expenses.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

         We incurred a net loss of $(942,000) for the year ended December 31, 1999. Our performance in 1999, our first full year of operations, resulted in a return on average shareholders' equity of (7.74%). Our results for 1999 continued to reflect the start-up nature of our operations.

         During 1999, our total assets and liabilities grew significantly. Total assets grew from $16.6 million at December 31, 1998 to $83.9 million at December 31, 1999. Total liabilities grew from $4.4 million to $72.0 million during the same period. The growth in assets and liabilities was primarily the result of the establishment of three new branch offices in 1999. This expansion has enabled us to target additional markets and customers.

         NET INTEREST INCOME. Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. Our interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, our net earnings are also affected by the level of non-performing loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits and occupancy expense and income taxes.

         The following table sets forth, for the periods indicated, information regarding:

         o the total dollar amount of interest and dividend income from our interest-earning assets and the resultant average yields;

         o the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;

         o        net interest/dividend income; interest-rate spread;

         o        interest margin; and

         o ratio of average interest-earning assets to average interest-bearing liabilities.

                        NET INTEREST INCOME AND EXPENSES


                                                                               Year Ended December 31, 1999
                                                                     -------------------------------------------------
                                                                     Average              Interest &
                                                                     Balance               Dividends             Yield
                                                                     -------              ----------             -----
                                                                              (Dollars in Thousands)

Loans...................................................             $26,915                $2,716               10.09%
Securities..............................................               6,088                   398                6.54%
Other interest-earning assets(1)........................               5,776                   285                4.93%
                                                                     -------                ------

Total interest earnings assets..........................              38,779                 3,399                8.77%
                                                                                            ------

Non-interest-earning assets.............................               5,950
                                                                     -------

Total assets............................................             $44,729
                                                                     =======

Savings and NOW deposits................................             $ 3,592                   $34                0.95%
Money market deposits...................................               9,124                   363                3.98%
Time deposits...........................................              13,985                   772                5.52%
                                                                     -------                ------
Total interest-bearing deposits.........................              26,701                 1,169                4.38%

Other borrowings........................................                 298                    17                5.70%
                                                                     -------                ------

Total interest-bearing liabilities......................              26,999                 1,186                4.39%
                                                                                            ------

Non-interest-bearing deposits...........................               4,766
Non-interest-bearing liabilities........................                 797
Shareholders' equity....................................              12,167
                                                                     -------

Total liabilities and equity............................             $44,729
                                                                     =======

Net interest income and spread(2).......................                                    $2,213                4.38%
                                                                                            ======

Net interest margin(3)..................................                                                          5.71%

Average interest-earning assets to
 average interest-bearing liabilities................                   1.44


(1)       Includes federal funds sold and Federal Home Loan Bank stock.

(2) Represents the difference between average interest-earning assets and average interest-bearing liabilities.

(3) Represents net interest income divided by average interest-earning assets.

          INTEREST INCOME AND EXPENSE. Interest income in 1999 was $3.4 million and the weighted average yield on interest-earning assets was 8.77%. Interest expense was $1.2 million in 1999 and the weighted-average rate paid on interest-bearing liabilities was 4.39%.

          PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $609,000 in 1999. See "- Allowance and Provision for Loan Losses."

          NON-INTEREST INCOME. Non-interest income totaled $116,000 in 1999. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

          NON-INTEREST EXPENSES. Non-interest expenses for 1999 totaled $3,216,000. This total was comprised of the following:

          Personnel expense (which includes salaries and benefits) totaled $1,464,000 or 45.5% of total non-interest expenses in 1999. During 1999, we averaged 25 full time employees, although the number of employees grew to 40 by December 31, 1999.

          Net occupancy expense in 1999 totaled $804,000 or 25.0% of total non-interest expenses. The principal reason for this total was the establishment of three branch offices.

          Other non-interest expenses for 1999 totaled $947,000 or 29.5% of total non-interest expenses. Other non-interest expenses include data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX BENEFIT. The income tax benefit totaled $554,000 in 1999 as a result of our net operating loss. See Note 9 to the Consolidated Financial Statements for more information regarding the income tax benefit.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND
MARCH 31, 2000

          We had a consolidated net loss of $(263,000) in the first quarter of 1999 compared to net income of $11,000 in the first quarter of 2000. Our results in the first quarter of 1999 reflected the start-up nature of our operations at that time. Our results of operations for the first quarter of 2000 reflect the growth of our business in the Orlando market, which resulted in a substantial increase in loans and interest income. Our net loans grew from $10.3 million on March 31, 1999 to $79.0 million on March 31, 2000. Results for the first quarter of 2000 were also positively impacted by a substantial increase in non-interest income (consisting primarily of services charges on deposit accounts and other services charges and fees).

          INTEREST INCOME AND EXPENSE. Interest income in the first quarter of 1999 was $360,000, compared to $1,958,000 in first quarter of 2000. Interest expense was $67,000 in first quarter of 1999, compared to $968,000 in first quarter 2000. The increase in these amounts was directly attributable to the increase in loans, investment securities, and deposit accounts.

          PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $79,000 in first quarter of 1999 and $178,000 in 2000. See "- Allowance and Provision for Loan Losses."

          NON-INTEREST INCOME. Non-interest income totaled $2,000 in first quarter of 1999, compared to $93,000 in first quarter 2000. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

          NON-INTEREST EXPENSES. Non-interest expenses for 1999 totaled $624,000 in the first quarter of 1999, and $887,000 in the first quarter of 2000, and was comprised of the following:

          o Personnel expense, including salaries and benefits, which totaled $319,000 or 51.1% of total non-interest expenses in first quarter 1999 and $424,000 or 47.8% in 2000.

          o Net occupancy expense in first quarter 1999, which totaled $111,000 or 17.8% of total non-interest expenses and $219,000 or 24.7%in 2000.

          o Other non-interest expenses for first quarter 1999, which totaled $194,000 or 31.1% of total non-interest expenses and $244,000 or 27.5% in 2000. Other non-interest expenses include data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX PROVISION (BENEFIT). The income tax benefit totaled $(145,000) in first quarter 1999 as a result of our net operating loss, and a provision of $7,000 in 2000.

CAPITAL EXPENDITURES

          Our capital expenditures are reviewed by our Board of Directors. We make capital expenditures to improve our ability to provide quality services to our customers. Capital expenditures equaled $2,652,000 in 1999, and $2,002,000 for the first quarter of 2000. These expenditures were principally related to leasehold improvements and furniture and equipment purchased for three new banking facilities opened during 1999, and the purchase of two parcels of land for future branch sites in Bonita Springs and Naples, Florida in 2000.

ASSET QUALITY AND CREDIT RISK

          SECURITIES. We maintain a high quality investment portfolio, including U.S. government agencies and mortgage-backed securities. We believe that these securities have very little risk of default. At December 31, 1999, and March 31, 2000, all of the securities held in the investment portfolio were rated "A" or better. All of these securities were classified "available for sale." A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. At December 31, 1999, approximately 21.4% of these securities matured in five years or less. As such, we are subject to a significant risk of fluctuations in market value due to changes in the general level of interest rates.

          The following table sets forth information regarding the composition of the investment portfolio at December 31, 1999:

                              INVESTMENT PORTFOLIO
                                 (in thousands)

         Securities of U.S. government
           agencies and corporations                        $10,058
         Mortgage-backed securities                           1,940
                                                            -------
                           Total Securities                 $11,998
                                                            =======

          LOANS. We maintain a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by our loan committee, which ensures that loans comply with our credit standards. In most cases, we require collateral from borrowers. The type and amount of collateral varies, but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. We monitor collateral values to ensure that they are maintained at proper levels.

          As of December 31, 1999, approximately 63.5% of our loans were real estate loans secured by real estate in central Florida. This percentage increased to 66.1% at March 31, 2000. This level of concentration could present a potential credit risk because the ultimate collectibility of these loans is susceptible to adverse changes in this real estate market. We have sought to address this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate and maximum amortization schedules of 20 years with balloons not exceeding 5 years.

          The following table divides our loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at maturity. At that time, we undertake a complete review of the borrower's creditworthiness and the value of any collateral. If these items are satisfactory, we will generally renew the loan at prevailing interest rates. In addition to outstanding loans, we enter into legally binding commitments to extend credit, letters of credit and unused line of credit. These commitments equaled $30.4 million at December 31, 1999, and $29.6 million at March 31, 2000.

                                 TYPES OF LOANS


                                                           December 31, 1999                        March 31, 2000
                                                    ---------------------------------         ---------------------------------
                                                                        Percentage of                             Percentage of
                                                    Amount               Total Loans          Amount               Total Loans
                                                    ------               ------------         ------              -------------
                                                                           (Dollars in thousands)
Commercial...........................               $19,122                  30.8%            $22,671                 28.4%
Real estate..........................                26,451                  42.7%             34,699                 43.4%
Residential real estate..............                12,915                  20.8%             18,096                 22.7%
Consumer and other ..................                 3,536                   5.7%              4,370                  5.5%
                                                    -------                 -----             -------                -----
Total Loans..........................               $62,024                 100.0%            $79,836                100.0%
                                                    -------                 =====             -------                =====
Less:
      Allowance for loan
      losses.........................                  (621)                                     (799)

      Net deferred loan fees.........                   (40)                                      (86)
                                                    -------                                   -------
      Loans receivable, net..........               $61,363                                   $78,951
                                                    =======                                   =======


      The following table sets forth information regarding the maturities of our loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due.

          MATURITIES OF LOANS BASED ON CONTRACTUAL PRINCIPAL REPAYMENTS


                                                                            At December 31, 1999
                                                     -------------------------------------------------------------------
                                                     One Year           Over One to          Over Five
Types of Loans:                                       or Less            Five Years            Years              Total
---------------                                      --------           -----------          ---------            ------
                                                                              (in thousands)
Commercial...............................             $ 9,619             $ 5,806            $ 3,697             $19,122
Commercial real estate...................               5,644               6,087             14,720              26,451
Residential real estate..................               9,362               2,341              1,212              12,915
Consumer and other.......................               1,484               1,965                 87               3,536
                                                      -------             -------            -------             -------
Total....................................             $26,109             $16,199            $19,716             $62,024
                                                      =======             =======            =======             =======


         Of the $35.9 million in loans due after one year, 59.3% have fixed interest rates and 40.7% have adjustable rates.

         COMMERCIAL LOANS. We make commercial loans primarily to businesses located in central Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled $19.1 million or 30.8% of total loans at December 31, 1999 and $22.7 million or 28.4% of total loans at March 31, 2000.

         REAL ESTATE LOANS. We make real estate loans from time to time for real estate projects located in central Florida. The bank generally requires security in the form of a mortgage on the underlying real property and the improvements constructed on the property and personal guarantees. We attempt to limit our credit exposure to 75% of the appraised value of the underlying real property. These real estate loans totaled $39.4 million or 63.5% of total loans at December 31, 1999, and $52.8 million or 66.1% of total loans at March 31, 2000. Risks associated with real estate loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and costs overruns.

         We make real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. These loans totaled $26.5 million or 42.7% of total loans at December 31, 1999 and $34.7 million or 43.4% of total loans at March 31, 2000. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in central Florida. These loans generally require a loan-to-collateral value of no more than 75%.

         Residential real estate loans totaled $12.9 million or 20.8% of total loans at December 31, 1999 and $18.1 million, or 22.7% of total loans at March 31, 2000. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 90% and equity credit lines which generally limit the loan-to-collateral value to not more than 90%. Most loans have a maximum term of five years. Almost all of the residential real estate loans are secured by homes in central Florida.

         CONSUMER LOANS AND OTHER. We offer consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled $3.5 million or 5.7% of total loans at December 31, 1999 and $4.4 million or 5.5% of total loans at March 31, 2000. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

         Maintaining a low level of non-performing assets is important to the on-going success of any financial institution. Our credit review and approval process is critical to our ability to minimize non-performing assets on a long-term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is our policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis. As of December 31, 1999, and March 31, 2000, we had no such loans.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         We evaluate the adequacy of our allowance for loan losses as part of our on-going credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by our credit administrator, who recommends to the directors' loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of nonaccrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan review officer's analysis of the adequacy of the allowance for loan losses.

         While a portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         We believe that the overall credit quality of our loan portfolio is strong, as evidenced by the fact that we have had no non-performing loans or charge-offs through March 31, 2000. The lack of non-performing loans and charge-offs may be due, in large part, to our relatively short operating history. We expect that we will have non-performing loans and charge-offs in the future as our loan portfolio matures. However, we believe that our allowance for loan losses will be sufficient to absorb these loan losses. To date, we have sought to maintain our allowance for loan losses at approximately 1% of total loans, or $621,000 at December 31, 1999 and $799,000 at March 31, 2000.

         The following table further summarizes the allocation of the allowance for loan losses by type of loan at December 31, 1999 and March 31, 2000.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                               December 31, 1999                    March 31, 2000
                                           -------------------------         -------------------------
                                                       Percentage of                    Percentage of
                                           Amount       Total Loans          Amount      Total Loans
                                           ------      -------------         ------     -------------
                                                             (Dollars in thousands)
Commercial                                  $191          30.8%               $227           28.4%

Commercial real
estate                                       265          42.7%                347           43.4%

Residential real
estate                                        64          20.8%                 91           22.7%

Consumer loans
and other                                     71           5.7%                 87            5.5%

Unallocated
general reserves                              30            --                  47             --
                                          ------         -----             -------          -----
Total allowance
for loan losses                             $621         100.0%               $799          100.0%
                                            ====         =====                ====          =====

         The following table displays loan originations by type of loan and principal reductions during the year ended December 31, 1999 and the three months ended March 31, 2000.

                                    LOAN ORIGINATIONS AND PRINCIPAL REDUCTIONS


                                                                                              For the Three
                                                                For the Year Ended             Months Ended
                                                                December 31, 1999             March 31, 2000
                                                                ------------------            --------------
                                                                               (in thousands)
         Originations:
                  Commercial loans............................       $ 27,708                     $  7,667
                  Commercial real estate loans................         38,413                       11,423
                  Residential real estate loans...............         18,712                       10,584
                  Consumer loans and other....................          5,128                        1,751
                                                                    ---------                     --------

                           Total loans originated.............         89,961                        31,425

                  Principal reductions........................        (29,151)                      (13,613)
                                                                     --------                      --------

                           Increase in gross loans............       $ 60,810                      $ 17,812
                                                                     ========                      ========

FINANCIAL CONDITION

         Our goal is to maintain a high quality and liquid balance sheet. We seek to achieve this objective through a high quality portfolio of investment securities with short to medium term maturities, and a high quality portfolio of real estate, commercial and consumer loans. To date, we have not experienced any loan losses primarily due to our short operating history. We expect that our level of loan losses will increase in the future as our loan portfolio matures. However, we believe that our allowance for loan losses will be sufficient to absorb these loan losses.

         SECURITIES. In 1999, securities averaged $6.1 million or 15.7% of total earning assets. Our strategy for our investment account is to maintain a very high quality portfolio with generally short- to medium-term maturities. Securities where $12.0 million at December 31, 1999, and $15.6 million at March 31, 2000. The growth in securities reflects the overall increase in the size of our existing bank. The following tables sets forth information regarding the investment portfolio at December 31, 1999.

          REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES
                               (December 31, 1999)


                                              One to Five                   Five to Ten
                                                 Years                         Years                         Total
                                         ---------------------        ----------------------       ------------------------
                                         Carrying                     Carrying                     Carrying
                                           Value         Yield          Value          Yield         Value           Yield
                                         --------        -----        --------         -----       --------          -----
                                                                     (Dollars in thousands)
Securities of U.S.
government agencies
and corporations...........               $2,565         5.52%         $7,493          7.04%        $10,058           6.71%

Mortgage-backed
securities.................                   --            --          1,940          6.56%          1,940           6.56%
                                          ------                       ------                       -------
      Total................               $2,565         5.52%         $9,433          6.95%        $11,998           6.70%
                                          ======                       ======                       =======

         LOANS. Loans averaged $26.9 million in 1999. Loans grew from $1.2 million at December 31, 1998 to $61.4 million at December 31, 1999, and to $79.0 million at March 31, 2000. This growth reflects the success of our marketing efforts in the Orlando area. See " -Asset Quality and Credit Risk - Loans."

         DEPOSITS AND INTEREST-BEARING LIABILITIES. Interest-bearing liabilities primarily consist of deposits and federal funds purchased. Total interest-bearing liabilities increased from $3.3 million at December 31, 1998 to $60.3 million at December 31, 1999 and to $97.0 million at March 31, 2000. The growth in our deposit portfolio, particularly during the first quarter of 2000, was attributable to a campaign of seeking additional deposits by offering relatively attractive rates on our deposit products. Total interest-bearing liabilities averaged $27.0 million in 1999.

         The following table sets forth information regarding our average deposits for 1999.

                                AVERAGE DEPOSITS

                                                                                    1999
                                                                      --------------------------------------
                                                                      Amount                   Average  Rate
                                                                      -------                  -------------
                                                                            (Dollars in thousands)
Demand deposits - non-interest bearing........................         $4,766                        --
Savings and NOW accounts......................................          3,592                      0.95%
Money market accounts.........................................          9,124                      3.98%
Time deposits.................................................         13,985                      5.52%
                                                                      -------
Total deposits................................................        $31,467                      3.72%
                                                                      =======


         The following table summarizes the maturity of time deposits over $100,000 at December 31, 1999.

                     TIME DEPOSITS OVER $100,000 BY MATURITY
                                 (in thousands)

                                                             DECEMBER 31, 1999
                                                             -----------------

Three months or less........................................       $ 9,047
Three to six months.........................................         1,956
Six to twelve months........................................         2,106
Over twelve months..........................................         6,219
                                                                   -------
          Total.............................................       $19,328
                                                                   =======


         The following table sets forth the net deposit flows during the year ended December 31, 1999:

                                NET DEPOSIT FLOWS
                                 (in thousands)

                                                                      1999
                                                                    -------
                  Net increase before interest credited             $60,985
                  Net interest credited                                 804
                                                                    -------
                  Net deposit increase                              $61,789
                                                                    =======

LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. We primarily utilize cash and federal funds sold to meet our liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 90 days, one year and three years is an integral part of our rate-sensitivity management process. It is our policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one-year basis, thus minimizing net interest income exposure to changes in interest rates. A ratio of 1.0 represents perfect matching of interest-earning assets and interest-bearing liabilities. Our sensitivity position at December 31, 1999 was such that net interest income would decrease modestly if there were an increase in short-term interest rates.

         We monitor the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of our interest rate risk exposure.

         The following table shows the repricing structure of our balance sheet at December 31, 1999 with each maturity interval referring to the earliest repricing opportunity for each asset and liability. The earliest repricing opportunity is the earlier of scheduled contractual maturities or the next reset date. As of that date, we were liability sensitive. Liability sensitive means interest sensitive liabilities subject to repricing exceeded interest sensitive assets subject to repricing on a 365-day basis to the extent of $16.5 million. This negative gap at December 31, 1999 was 19.67% of total assets. We targeted gap position is in the range of negative 20 percent to positive 20 percent. We measure our gap position as a percentage of our total assets.

                     INTEREST RATE SENSITIVITY & GAP REPORT
                                DECEMBER 31, 1999
                             (Dollars in Thousands)


                                                                               Over 3 Yrs.
                                       3 Mos.       3 Mos.       Over 1 Yr.        to            Over 5
                                       or Less      to Yr.        to 3 Yrs.       5 Yrs.           Yrs.         Total
                                      --------     --------      ----------    ------------      -------       -------
Assets:

Loans(1)...................           $ 28,578     $  8,414       $  6,372        $ 9,497        $ 9,163       $62,024

Securities.................                --            --             --          2,565          9,433        11,998

Other interest-earning
assets(2)..................               212            --             --             --             --           212

Total interest-bearing
assets.....................          $ 28,790      $  8,414       $  6,372        $12,062        $18,596       $74,234
                                     ========      ========       ========        =======        =======       =======
Interest-bearing
liabilities:

Savings and NOW
deposits(3)................            $5,757            --             --             --             --        $5,757

Money-market
deposits(3)................            14,052            --             --             --             --        14,052

Time deposits(3)...........            19,582        $8,308         $6,569            $26             --        34,485

Other borrowings...........             6,000            --             --             --             --         6,000
                                     --------      --------       --------        -------        -------       =======
Total interest-bearing
liabilities................          $ 45,391      $  8,308       $  6,569        $    26             --       $60,294
                                     ========      ========       ========        =======        =======       =======
GAP........................          $(16,601)     $    106       $   (197)       $12,036        $18,596       $13,940
                                     ========      ========       ========        =======        =======       =======
Cumulative GAP.............          $(16,601)     $(16,495)      $(16,692)       $(4,656)       $13,940
                                     ========      ========       ========        =======        =======
Ratio of interest-earning
assets to interest-
bearing liabilities........               .63          1.01            .97         463.92            N/A          1.23
                                     ========      ========       ========        =======        =======       =======
Cumulative ratio of
interest-earning assets
to interest-bearing
liabilities................               .63           .69           .72             .92           1.23
                                     ========      ========       ========        =======        =======
Cumulative GAP to
total assets...............           (19.80)%      (19.67)%       (19.90)%        (5.55)%         16.62%
                                     =======       =======        =======         ======         =======


NOTES TO PRECEDING TABLE

(1) Adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)      Includes Federal Home Loan Bank Stock, which reprices quarterly.

(3) Savings, NOW and money-market deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

CAPITAL

         One of our primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and shareholders. A strong capital position helps us withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they raise.

         Under the Federal Reserve's rules pertaining to risk-based capital, our existing bank's ratio of tier one capital to risk-weighted assets was 16.6% on December 31, 1999 and 12.4% on March 31, 2000, and the ratio of total capital to risk-weighted assets was 17.5% on December 31, 1999 and 13.2% on March 31, 2000. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios established by the federal regulations.

         Our leverage ratio (tier one capital to total average adjusted quarterly assets) was 15.5% on December 31, 1999 and 11.9% on March 31, 2000. Both of these ratios were well in excess of the minimum 4% requirement.

         The following table sets forth our required and actual capital amounts and percentages on December 31,1999:

                           ACTUAL AND REQUIRED CAPITAL


                                                             December 31, 1999
                                              ------------------------------------------------------
                                                        Actual                     Required
                                              ------------------------      ------------------------
                                              Amount        Percentage      Amount        Percentage
                                              -------       ----------      ------        ----------
                                                            (Dollars in thousands)
Tier 1 capital
         (to risk-weighted assets)            $11,551          16.6%        $2,776           4.0%

Total capital
         (to risk-weighted assets)            $12,172          17.5%        $5,551           8.0%

Tier 1 capital (to total assets)              $11,551          15.5%        $2,972           4.0%


IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented in this prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities of are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. We have little or no risk related to trading accounts, commodities or foreign exchange.

         We actively monitor and manage our interest rate risk exposure. The primary objective in managing interest-rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates could adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. There have been no significant changes in our market risk exposure since December 31, 1999.

FUTURE ACCOUNTING REQUIREMENTS

         Financial Accounting Standards 133 - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES - requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. We will be required to adopt this Statement effective January 1, 2001. We do not anticipate that this Statement will have a material impact on us.

                                    BUSINESS

GENERAL

         Southern Community Bancorp is a bank holding company which owns and operates Southern Community Bank, a Florida bank based in Orlando, Florida. We became a bank holding company on July 30, 1999 when we acquired all of the shares of Southern Community Bank in a share exchange with the shareholders of the bank.

         We are in the process of establishing a new Florida bank, Southern Community Bank of Southwest Florida, which will be based in Bonita Springs, Florida. The opening of the new bank is contingent upon the approval of the Florida Department of Banking and Finance, the FDIC, the Federal Reserve and the success of the offering of our shares.

STRATEGY

         Our goal is to operate our existing bank and our new bank in the substantially the same manner as community banks, emphasizing local leadership and local decision-making. The management of each bank will make its own credit decisions. Each bank will price and market its own loan and deposit products. Each bank will have its own board of directors, drawn mainly from members of the local business community. Each board will have full authority over the bank, in contrast to an "advisory" board which lacks authority. Each bank will endeavor to be an active supporter of local charities and civic organizations.

         Our strategy is to capitalize on the opportunities created by the recent consolidation in the Florida banking industry. We believe that this consolidation has reduced the levels of personalized services as the larger regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of their banking experience in Florida, management believes that the most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and maintain customers who are dissatisfied with their banks. We also believe we can attract experienced management personnel within our identified markets.

         Our holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure also makes it easier to raise additional capital for our banks because we can issue securities without the need for prior approval of bank regulators.

SOUTHERN COMMUNITY BANK

         We currently conduct substantially all of our activities through Southern Community Bank. Southern Community Bank is a Florida state-chartered bank which commenced operations in

December 1998. The bank seeks to emphasize the needs of individuals and small to medium-sized businesses who desire high levels of personalized attention and customer service. Southern Community Bank's principal office is located in the central business district in Orlando, Florida, and it maintains branch offices in the cities of Winter Park, Altamonte Springs and Longwood, Florida. All of these offices are located within less than one mile of Interstate Highway 4, which provides access from most communities located in the northern portion of the Orlando metropolitan area. The bank intends to establish two additional branch offices in central Florida within the next 12 to 18 months, one to be located in the southwest Orlando area and the other to be located in the vicinity of Lake Mary, Seminole County. The opening of these branches is subject to the receipt of required regulatory approvals. At March 31, 2000, the bank had total assets of approximately $126.3 million.

         The bank has recently received regulatory approval to establish a branch office in Bonita Springs in Lee County, Florida. This branch office will be located at the site where we propose to open the main office of Southern Community Bank of Southwest Florida. Our existing bank will operate this office as a branch until our new bank commences operations. At that time, we will transfer this office, and all related personnel, assets and liabilities, to the new bank. We believe that the opening of the Bonita Springs branch office will accelerate the growth of our new bank by providing the new bank with an established facility, personnel and customer relationships.

SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA

         We are in the process of forming a new bank, Southern Community Bank of Southwest Florida, which will serve the Bonita Springs market. We currently plan to open the new bank in the fall of 2000. The opening of the new bank will depend on our ability to receive subscriptions for at least 610,000 shares with proceeds designated to the first escrow account, and compliance with any conditions imposed by the Florida Department of Banking and Finance, the Federal Reserve and the FDIC. These conditions are generally designed to ensure that a new bank has sufficient resources to begin its banking operations in a safe and sound manner.

         We expect that construction of the new bank's main office building will commence in September 2000 and be completed early in 2001. Pending the completion of the permanent facility, we expect that the new bank will conduct operations in a temporary modular facility to be located at this site.

         Our existing bank purchased a site in North Naples, Collier County, Florida, which will be used as an additional branch office of the new bank. We will also transfer this property to our new bank upon its opening.

SOUTHERN COMMUNITY INSURANCE AGENCY, INC.

         We recently formed Southern Community Insurance Agency, Inc., a Florida corporation, as a wholly owned subsidiary of our existing bank. Southern Community Insurance Agency, Inc. will refer customers of our banks to another insurance agency, Insurance Office of America, Inc., for the purchase of insurance products. Insurance Office of America, Inc. will pay us a percentage of the insurance commissions generated from the referred customers. Insurance Office of America, Inc.

is owned by one of our directors, John Ritenour. Our subsidiary has also entered into a similar arrangement with Chicago Title Insurance Company.

PRODUCTS AND SERVICES

         We offer a broad array of traditional banking products and services to our customers, including the products and services described below.

         DEPOSITS. We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, and other time deposits, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses and employees of businesses in these markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges which are competitive with other financial institutions in our markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         LENDING ACTIVITIES. We use our deposits, together with borrowings and other sources of funds, to originate and purchase loans. We offer a full range of short and medium-term small business and commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 80% to real estate loans; 15% to small business and commercial loans; and 5% to consumer loans. We have a loan approval process which provides for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, it is reviewed by the loan committee of the bank's board of directors which has ultimate lending authority.

         The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. We maintain an allowance for loan losses based upon assumptions and judgments regarding the ultimate collectibility of loans in our portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

         We direct our lending activities primarily to individuals and businesses in our markets whose demand for funds fall within the bank's legal lending limits and are also potential deposit customers. The following is a description of each of the major categories of loans which we make:

         COMMERCIAL LOANS. This category includes loans made to individuals, partnerships or corporate borrowers for a variety of business purposes. We place particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, and light industry and manufacturing concerns operating in our markets. We consider "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating costs of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrowers' ability to sell its products and services in order to generate sufficient business profits to repay their loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrowers' ability to service the debt and reduce the risk of non-payment.

         CONSUMER AND INSTALLMENT LOANS. Consumer loans include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Consumer loans generally involve more risk than first mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         REAL ESTATE LOANS. We make commercial real estate loans, construction and development loans, and residential real estate loans. These loans also include commercial loans secured by real estate even when the real estate is not the principal collateral for the loan. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. We compete for real estate loans with financial institutions and others who are well established and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         COMMERCIAL REAL ESTATE. We offer commercial real estate loans to developers of both commercial and residential properties. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis and attempt to determine the risks and credit profile of these businesses. We attempt to reduce credit risks in the commercial real estate loan portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we may also require personal guarantees of the principal owners.

         CONSTRUCTION AND DEVELOPMENT LOANS. We make construction and development loans on a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers, as well as to consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. We disburse loan proceeds based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending depends upon the performance of the builder, in building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

         RESIDENTIAL REAL ESTATE LOANS. We make residential real estate loans to qualified individuals for the purchase of existing single-family residences in the our markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan to value ratios and maturities. We believe that these loan to value ratios are sufficient to compensate us for fluctuations in real estate market value and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on the salability of the loans to national investors and on interest rate changes. We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. We retain loans for our portfolios when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

ASSET AND LIABILITY MANAGEMENT

         Our primary assets are our loan portfolio and investment portfolio. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. We seek to invest the largest portion of our assets in real estate, commercial and consumer loans. We anticipate that we will limit our loans to less than 75% of deposits and capital funds. This ratio may be exceeded, however, in the initial period of operation. Our investment portfolio consists primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

         We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our earnings.

CORRESPONDENT BANKING

         Correspondent banking involves one bank providing services to another bank which, from an economic or practical standpoint, cannot provide that service for itself. We may purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks. We will sell loan participations to correspondent banks with respect to loans which exceed our lending limits. As compensation for services provided by a correspondent bank, we may maintain balances with correspondents in non-interest bearing accounts.

OTHER SERVICES

         Our other services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, wire transfers, telephone banking, and automatic drafts for various accounts. We offer a debit card, VISA and MasterCard credit card services through our correspondent banks. We offer extended banking hours, both drive-in and lobby, and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with a cost effective, secure and reliable Internet banking services.

CUSTOMERS

         We believe that the recent consolidation of the Florida banking industry provides community-oriented banks significant opportunities to build successful, locally managed banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as physicians and attorneys.

         Although we will concentrate our lending efforts on commercial business, we also anticipate that we will attract a significant amount of consumer business. We expect that many of our retail customers will be the principals of our small and medium-sized business customers. These customers comprise our private banking clients. We emphasize "relationship banking" in order that each customer will identify and establish a comfort level with our bank officers. We intend to develop our retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. We expect that most of our business will be developed through our lending officers and local boards of directors and by pursuing an aggressive strategy of calling on customers throughout our market areas.

COMPETITION

         Our existing bank is subject to intense competition in the Orlando market which it currently serves, and we expect that our new bank will be subject to intense competition in the southwest Florida market. We face substantial competition in all phases of our operations from a variety of different competitors. This competition includes:

         o large national and super-regional financial institutions which have well-established branches and significant market share in the communities we serve.

         o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products.

         o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks.

         o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service.

         o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

         Other existing community banks, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

         Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, or the Florida Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us. Our failure to compete effectively for customers in our market areas could have a material adverse effect on our business, future prospects, financial condition and results of operations.

FACILITIES

         Our principal executive office is located at 250 North Orange Avenue, Orlando, Florida. We share our office with the main office of Southern Community Bank. These offices occupy approximately 6,000 square feet on the ground floor of a high-rise office building. The main office is leased for a term of ten years through June 30, 2008. We have the right to extend the lease for up to an additional ten years.

         Southern Community Bank's Altamonte Springs branch is located in a building containing approximately 4,182 square feet under a ground lease with an initial term expiring on November 30, 2018. We have the right to extend the lease until November 30, 2028.

         Southern Community Bank's Longwood branch is located in the Springs Plaza Shopping Center in a space containing approximately 2,200 square feet under a lease with an initial term expiring on December 8, 2003. We have the right to extend the lease until December 8, 2018.

         Southern Community Bank owns its Winter Park branch, which occupies a building containing approximately 4,850 square feet.

         Southern Community Bank has acquired property located at 9021 Bonita Beach Road, S.E., Bonita Springs, Florida. We will initially use this property for a branch office of our existing bank, which will be housed in a temporary facility. We plan to construct a permanent facility on this site starting in the later part of 2000. We have also purchased property located at 1818 Immokalee Road in Naples, Florida, which will become a branch office of the new bank.

         The Bonita Springs and Naples properties will be transferred to Southern Community Bank of Southwest Florida when it commences operations.

         The Bonita Springs property was formerly the site of a gas station at which leaking underground fuel storage tanks caused some contamination of the subsurface groundwater. The State of Florida has accepted this site for clean-up under the State's remediation program, and the State has reserved $250,000 to cover the estimated clean-up costs. Due to the relatively low priority of this site in the State's clean-up program, we cannot predict when the State will commence or complete the clean-up of the site. We have received an environmental engineering assessment of the contamination and the required remediation. Based on this report, we believe that the clean-up of the site will not disrupt our proposed banking services at the site.

EMPLOYEES

         We currently have approximately 45 full-time employees. We will hire additional employees as needed to support our growth.

         We expect to hire approximately 11 full-time employees and one part-time employee for our new bank before it commences operations. We anticipate that our new bank will hire eight additional full-time employees during its first year of operations.

LEGAL PROCEEDINGS

         From time to time, we are involved in litigation arising from the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                           SUPERVISION AND REGULATION

GENERAL

         We are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, changes in the reserve requirements against bank deposits and limitations on interest rates which banks may pay on time and savings deposits.

         The following is a brief summary of some of the statutes, rules and regulations which affect us. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of these entities.

SOUTHERN COMMUNITY BANCORP

         We are a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. We are registered as a bank holding company with the Federal Reserve and are required to file annual reports and other information regarding our business operations and those of our subsidiaries. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o        acquiring all or substantially all of the assets of a bank;

         o acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

         o        merging or consolidating with another bank holding company.

         Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in, any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

         o        making or servicing loans and certain types of leases;

         o engaging in certain insurance and discount brokerage activities;

         o        performing certain data processing services;

         o acting in certain circumstances as a fiduciary or investment or financial advisor;

         o        owning savings associations; and

         o making investments in corporations or projects designed primarily to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

         The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, such as Southern Community Bancorp, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25 percent or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10 percent or more, but less than 25 percent, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

         The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, we may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

OUR BANKS

         As state banks, Southern Community Bank is, and Southern Community Bank of Southwest Florida will be, subject to the supervision of the Florida Department of Banking and Finance and the FDIC. Southern Community Bank's deposits are insured by the FDIC for a maximum of $100,000 per depositor, and the deposits of Southern Community Bank of Southwest Florida will be similarly insured. For this protection, our banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The Florida Department of Banking and Finance and the FDIC regulate and monitor all areas of a bank's operations, including:

         o        security devices and procedures;

         o        adequacy of capitalization and loss reserves;

         o        loans;

         o        investments;

         o        borrowings;

         o        deposits;

         o        mergers;

         o        issuances of securities;

         o        payment of dividends;

         o        interest rates payable on deposits;

         o        interest rates or fees chargeable on loans;

         o        establishment of branches;

         o        corporate reorganizations;

         o        maintenance of books and records; and

         o adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, our banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. Our banks are also subject to requirements regarding the eligibility and qualifications of their officers and directors.

CAPITAL ADEQUACY REQUIREMENTS

         We are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to insured state banks, such as Southern Community Bank and Southern Community Bank of Southwest Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

         Both the Federal Reserve and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of risk-weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50% of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.

         Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

         The foregoing capital guidelines could affect our banks in several ways. If the banks grow rapidly, their capital base may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact our banks' ability to pay dividends. It is expected that the banks' capital levels will initially be more than adequate. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change their capital position in a relatively short period of time. Failure to meet these capital requirements would require our banks to develop and file with the FDIC a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

DIVIDENDS

         Our ability to pay cash dividends will depend almost entirely upon the amount of dividends paid by our bank subsidiaries. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent or unable to meet our obligations as they come due.

         Our banks will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, any Florida bank is required to transfer at least 20 percent of its net income to surplus until their surplus equals the amount of paid-in capital.

         Our existing bank is not currently able to pay dividends because it has incurred losses since its inception. Furthermore, we do not expect that our banks will pay dividends in the future because they will retain any earnings to increase their capital.

OTHER LAWS

         State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. Our lending operations will be subject to federal laws applicable to credit transactions, such as the:

         o Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;

         o Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

         o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

         o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

         o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

         o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our deposit operations are also subject to the:

         o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         o Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, our banks may open branch offices throughout Florida with the prior approval of the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we will be able to acquire existing banking operations in other states. Although the Interstate Banking and Branching Efficiency Act has the potential to increase the number of competitors in the respective market areas of our banks, we cannot predict the actual impact of such legislation on the competitive position of our banks.

FINANCIAL MODERNIZATION

         The recently enacted Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company." We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future. In the meantime, we may provide our customers with a broader range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with suitable third-party vendors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to our executive officers and directors.


Name                                         Age              Position With Southern Community Bancorp
----                                         ---              ----------------------------------------
Charlie W. Brinkley, Jr.                      46              Chairman of the Board and Chief Executive
                                                              Officer

John G. Squires                               53              President, Chief Operating Officer and
                                                              Director

Patrick J. Armstrong                          53              Director

Richard M. Dunn                               50              Director

Jennings L. Hurt, III                         47              Director

Eugene M. Pascarella                          45              Director

Jon C. Peterson                               61              Director

John K. Ritenour                              48              Director

Stanley H. Sandefur                           47              Director

Stephen R. Jeuck                              48              Secretary and Chief Financial Officer

Richard L. Garner                             46              Vice President

Joel E. Whittenhall                           40              Vice President


         CHARLIE W. BRINKLEY, JR. has served as chairman of the board and chief executive officer of Southern Community Bancorp since its organization in 1999. Mr. Brinkley was an organizing director of Southern Bank of Central Florida and served as its only president and chief executive officer from 1988 to 1996 when it was acquired the by The Colonial BancGroup, Inc. of Montgomery, Alabama. From 1996 until 1998, Mr. Brinkley continued to serve as president of Colonial Bank, Florida region. Mr. Brinkley began his banking career in the Orlando area in 1978 at ComBank of Casselberry, which was acquired by Freedom Savings and Loan Association in 1983.

         JOHN G. SQUIRES has served as president and chief operating officer of Southern Community Bancorp since its organization in 1999. He was an organizing director of Southern Community Bank in 1998 and has served as its only president and chief executive officer. Mr. Squires was also an organizing director of Southern Bank of Central Florida in 1988 and served as its vice-chairman until its acquisition by The Colonial BancGroup, Inc. in 1996. From 1996 until 1997, Mr. Squires continued to serve as an executive vice president and director of Colonial Bank, Florida region. Mr. Squires began his Florida banking career in 1978 as president and director of ComBank of Casselberry, which was acquired by Freedom Savings and Loan Association in 1983.

         PATRICK J. ARMSTRONG has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1985, Mr. Armstrong has served as president of Parc Records, Inc.

         RICHARD M. DUNN has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1977, Mr. Dunn has served as president of Richard M. Dunn, D.D.S., P.A.

         JENNINGS L. HURT, III has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Hurt has served as the managing shareholder of the law firm Rissman, Weisberg, Barrett, Hurt, Donahue & McLain, P.A., located in Orlando, Florida.

         EUGENE M. PASCARELLA has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1984, Mr. Pascarella has served as a principal in Foot and Ankle Associates of Florida.

         JON C. PETERSON has served as a director of Southern Community Bancorp since 1999 and was an organizing director of Southern Community Bank. Since 1984, Mr. Peterson has been the owner and chief executive officer of Peterson Broadcasting which owns an Albany, Georgia radio station. Since 1994, Mr. Peterson has been the owner and chief executive of Riskey, Inc., which owns a motel in Marathon, Florida. Since 1995, Mr. Peterson has been the owner and chief executive of Kinetic Communications which owns a Fayetteville, North Carolina radio station.

         JOHN K. RITENOUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Ritenour has served as chief executive officer of the Insurance Office of America, Inc.

         STANLEY H. SANDEFUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1978, Mr. Sandefur has served as president and chief executive officer of Sandefur Holding Co., Inc. From 1985 to 1997, Mr. Sandefur served as a director of Seminole National Bank.

         STEPHEN R. JEUCK has served as secretary and chief financial officer of Southern Community Bancorp since its organization in 1999. Since 1998, Mr. Jeuck has served as vice president and chief financial officer of Southern Community Bank. From 1995 until 1997, Mr. Jeuck served as vice president and controller of Southern Bank of Central Florida and Colonial Bank, Florida.

         RICHARD L. GARNER became a vice president of Southern Community Bancorp and Southern Community Bank in 2000. He served as president and chief executive officer of First National Bank of Bonita Springs (subsequently known as First National Bank of Florida) from 1994 until the acquisition of that bank by The Colonial BancGroup, Montgomery, Alabama, in 1998. From 1998 until 1999, Mr. Garner served as regional president and CEO of Colonial Bank, Southwest Florida region. From 1991 to 1994, Mr. Garner was senior vice president and chief lending officer of that bank. From 1982 to 1991, Mr. Garner held the positions of vice president, branch manager and commercial lending officer for American Bank in Merritt Island. From 1979 until 1982 Mr. Garner was a vice president and commercial lending officer for the Bank of Brevard in Melbourne, Florida.

         JOEL E. WHITTENHALL became a vice president of Southern Community Bancorp and Southern Community Bank in 2000. He served as executive vice president and senior lending officer of First National Bank of Florida (subsequently acquired by Colonial Bank) from 1994 to 1999. From 1985 to 1992, Mr. Whittenhall was employed by SunBank/Naples, N.A., serving initially as manager of that bank's problem loan portfolio and from 1992, as senior vice president and lending group manager. From 1981 to 1985, Mr. Whittenhall served as a commercial lending officer for Southeast Bank, N.A. in Naples, Florida.

PROPOSED NEW DIRECTORS

         We expect to add four new directors to our board after the organization of Southern Community Bank of Southwest Florida. We expect that two of these additional directors will be Richard Garner, the proposed chairman and chief executive officer of the new bank, and Joel Whittenhall, the proposed president and chief lending officer of the new bank. We have not identified the other two additional directors.

EXECUTIVE OFFICERS AND DIRECTORS OF OUR EXISTING BANK

         The following table sets forth certain information with respect to the executive officers and directors of Southern Community Bank.

Name                             Position With Southern Community Bank
----                             -------------------------------------
Charlie W. Brinkley, Jr.         Chairman of the Board

John G. Squires                  President, Chief Executive Officer and
                                 Director

Patrick J. Armstrong             Director

Derek C. Burke                   Director

Richard M. Dunn                  Director

Jennings L. Hurt, III            Director

Nancy Daniel Outlaw              Director

Eugene M. Pascarella             Director

John K. Ritenour                 Director

Stanley H. Sandefur              Director

Teague L. Gilliland              Executive Vice President and Senior
                                 Operations Officer

Stephen R. Jeuck                 Vice President and Chief Financial Officer

Richard L. Garner                Vice President

Joel E. Whittenhall              Vice President

         All of the executive officers and directors of Southern Community Bank also serve as executive officers or directors of Southern Community Bancorp other than Derek C. Burke, Nancy Daniel Outlaw and Teague L. Gilliland. The backgrounds of Mr. Burke, Ms. Outlaw and Ms. Gilliland are described below.

         DEREK C. BURKE became a director of Southern Community Bank in 2000. Mr. Burke is the founder of the Orlando-based civil engineering consulting firm, WBQ Design and Engineering, Inc. and has served as its president since 1994.

         NANCY DANIEL OUTLAW became a director of Southern Community Bank in 2000. Since 1998, Ms. Outlaw has served as branch manager of Coldwell Banker Residential Real Estate, Longwood, Florida. From 1996 until 1998, Ms. Outlaw served as vice-president/manager of Higgins & Heath

Realtors. From 1981 until 1996, Ms. Outlaw was a real estate broker and owner of Daniel & Wohlenwender Realty, Inc.

         TEAGUE L. GILLILAND has served as executive vice president and senior operations officer of Southern Community Bank since 1999. From 1996 to 1999, Ms. Gilliland served as branch manager of the Lake Mary and Longwood, Florida offices of Colonial Bank, formerly offices of Southern Bank of Central Florida. From 1994 to 1996, Ms. Gilliland served as a regional trainer for the acquisitions team for AmSouth Bancorporation, Birmingham, Alabama. From 1986 to 1994, Ms. Gilliland was a branch administrator and acquisitions coordinator for Orange Bank, Orlando. From 1970 to 1979, Ms. Gilliland worked in various positions for SunTrust Bank of Central Florida, N.A., Orlando.

DEPENDENCE ON MANAGEMENT

         Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the chairmen and the presidents of our existing bank and our proposed new bank. The loss of services of one or more key employees could have a material adverse effect on our operations and financial condition. We can provide no assurance that we will be able to retain any of our key officers or employees or attract or retain qualified personnel in the future. None of our key executives has an employment agreement.

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF OUR PROPOSED NEW BANK

         The proposed board of directors of Southern Community Bank of Southwest Florida will consist initially of eight persons from the Bonita Springs and Naples, Florida communities, in addition to Mr. Brinkley and Mr. Squires. The executive officers of the new bank will include Richard L. Garner, its chairman of the board of directors and chief executive officer, and Joel E. Whittenhall, its president and chief lending officer, who will also serve as a director.

                                  Proposed Position with Southern Community
Name                              Bank of Southwest Florida
----                              -----------------------------------------
Richard L. Garner                 Chairman of the Board and Chief Executive
                                  Officer
Joel E. Whittenhall               President, Director and Chief Lending Officer
Charlie W. Brinkley, Jr.          Director
John G. Squires                   Director
Frederick T. Barber III           Director
Gerald T. Berry                   Director
Dennis E. Gilkey                  Director
Clark D. Jensen                   Director
Edward J. Oates                   Director
G. Donald Thomson, Jr.            Director

         Set forth below is a description of the background of each of the proposed executive officers and directors of Southern Community Bank of Southwest Florida, other then Mr. Brinkley, Mr. Squires, Mr. Garner and Mr. Whittenhall. Their backgrounds are described in the section entitled "Management
- Executive Officers and Directors" above.

         FREDERICK T. BARBER, III, is a civil engineer residing in Bonita Springs. Since 1983, Mr. Barber has been a principal owner and chief executive of the engineering firm Agnoli, Barber & Brundage, Inc., Naples, Florida.

         GERALD T. BERRY is an attorney residing in Naples. Since 1990, Mr. Berry has been president of the law firm Berry, Day & McFee, Naples, Florida.

         DENNIS E. GILKEY is a professional engineer residing in Bonita Springs. Since 1984, Mr. Gilkey has been employed with the real estate development firm Bonita Bay Properties, Inc., Bonita Springs, Florida and has served as its chief executive officer since 1998.

         CLARK D. JENSEN is a building contractor residing in Naples. Since 1998, Mr. Jensen has been president of Jensen & Bernier, Inc., Naples, Florida. From 1994 to 1998, he was vice president of Imperial Homes of Naples, Inc.

         EDWARD J. OATES is a retired banker residing in Naples, Florida. From 1995 to 1999, Mr. Oates served as director of First National Bank of Florida, Bonita Springs, Florida. From 1972 to 1988, Mr. Oates was employed with Southeast Bank, N.A., Naples, Florida where he served as executive vice president and cashier.

         G. DONALD THOMSON, JR., is an attorney residing in Bonita Springs, Florida. Since 1996, Mr. Thomson has been a shareholder in the law firm of G. Donald Thomson, P.A., Bonita Springs, Florida. From 1984 to 1996, he was an associate and partner of the firm Young, Van Assenderp & Varnadoe, P.A., in Naples, Florida.

BOARD COMPENSATION

         We do not currently provide the directors of our holding company or our existing bank with cash compensation for their services as directors, although members are reimbursed for reasonable expenses incurred in attending meetings. We also do not intend to pay any cash compensation to the directors of our new bank for their services as directors.

         In July 1999, we granted each of our non-executive directors options to acquire 10,000 shares of common stock at a price of $15.00 per share. See "Management - Director Stock Option Plan."

         We plan to grant options to purchase 5,000 shares to each of the directors of our new bank upon its opening. These options will have substantially the same terms as the options granted to our current directors, except that the exercise price will be $16.50 per share.

DIRECTOR STOCK OPTION PLAN

         We adopted a Director Stock Option Plan in 1999. The plan provides for grants of nonqualified stock options to purchase shares of common stock to our directors. By encouraging stock ownership, we seek to motivate such individuals to promote our success. As of the date of this prospectus, we have granted options to purchase 70,000 shares of common stock under the plan, with an exercise price of $15.00 per share. These options cover all of the shares currently available under the plan.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which directors are eligible to receive option grants, the number of shares subject to each such grant, the terms of each option, and the fair market value of the shares of common stock underlying options. The board of directors may suspend or terminate the plan at any time. The board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o modify the class of individuals eligible for participation in the plan;

         o amend the provisions of the plan relating to the plan's administration;

         o increase the number of shares of common stock available for issuance under the plan, except in the event of certain changes to our capital structure; or

         o        extend the term of options granted under the plan.

         The plan will terminate in 2009. However, such termination will not affect any options granted under the plan or vested shares.

         Each option granted under the option plan has a term of 10 years, subject to earlier termination following the director's termination for deliberate, willful or gross misconduct. The maximum number of shares for which options may be granted to any director pursuant to the plan is 10,000 shares. In no event will an option be granted to a director who, at the time such option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Southern Community Bancorp. The minimum number of shares for which options may be exercised at any one time is 100 shares. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable by the director and exercisable during the director's lifetime only by such director. However, in the event that the director dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such director for a period of one year after such representative's appointment. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for services rendered to us in 1999 by our chief executive officer and president. No other officer earned $100,000 or more in combined salary and bonus in 1999.

                         1999 SUMMARY COMPENSATION TABLE


                                                                                       Long-term Compensation
                                                                                    --------------------------------
                                                                                                 Awards
                                                                                    --------------------------------
                                                  Annual Compensation               Restricted           Securities
                                             ----------------------------              Stock             Underlying
Name and Principal Position                   Salary               Bonus              Awards               Options
---------------------------                  --------             -------            -------             ----------
Charlie W. Brinkley, Jr.                     $100,000             $10,000            $75,000(1)             35,000
Chief Executive Officer

John G. Squires                              $100,000             $10,000                --                 17,500
President

----------

(1) At December 31, 1999, Mr. Brinkley owned 5,000 shares of common stock, valued at $75,000, based on a price of $15.00 per share, as determined by the board of directors. The shares vest over a five-year period from the date of grant with 5% of the total number of shares being vested on the first anniversary of the date of grant, 10% of such shares being vested on the second anniversary of the date of grant, 35% of such shares being vested on the third anniversary of the date of grant, and 25% of such shares being vested on the fourth and fifth anniversaries of the date of grant. Dividends, if any, will be paid on shares which have become vested.

         The following table sets forth certain information concerning options granted in 1999 to our chief executive officer and president. We have no outstanding stock appreciation rights. No options were exercised during 1999.

                              OPTION GRANTS IN 1999


                                         Number of          Percentage of
                                           Shares           Total Options
                                        Underlying           Granted to
                                          Options             Employees           Exercise Price          Expiration
Name                                    Granted (#)            in 1999               Per Share               Date
----                                    -----------           ---------           --------------          ----------
Charlie W. Brinkley, Jr.                   35,000               37.6%                 $15.00               June 2009
John G. Squires                            17,500               18.8%                 $15.00               June 2009


         The following table sets forth information with respect to our chief executive officer and president concerning the exercise of options during 1999 and unexercised options held as of the end of 1999.

      AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES


                                                                              Number of
                                                                             Securities                 Value of
                                                                             Underlying               Unexercised
                                                                             Unexercised              In-the-Money
                                                                             Options at                Options at
                                                                            12/31/99 (#)              12/31/99 ($)
                                       Shares                              ----------------------------------------
                                       Acquired        Value
                                     On Exercise      Realized
                                     -----------      --------             Exercisable/              Exercisable/
Name                                     (#)             ($)               Unexercisable            Unexercisable
----                                     ---             ---               --------------            -------------
Charlie W. Brinkley, Jr. ...........     --               --               7,000 / 28,000               -- /--
John G. Squires.....................     --               --               7,000 / 10,500               -- /--


         We have agreed to pay Mr. Brinkley and Mr. Squires annual base salaries of $150,000 in 2000. We have also agreed to pay Richard Garner, the proposed Chairman and Chief Executive Officer of our new bank, and Joel E. Whittenhall, the proposed President of our new bank, annual base salaries of $135,000 upon the opening of the new bank.

         We have entered into salary continuation agreements for Mr. Brinkley and Mr. Squires. We have also agreed to issue shares to Mr. Brinkley as compensation for his services as an officer, and to grant stock options to Mr. Squires for his services as an officer. See "- Salary Continuation Agreements"; "- Stock Restriction Agreement" and "-Employee Stock Option Plan."

SALARY CONTINUATION AGREEMENTS

         We have entered into salary continuation agreements with Mr. Brinkley and Mr. Squires pursuant to which they are entitled to receive various benefits in the event of the termination of their employment as a result of normal retirement, death, disability, or following a change of control of Southern Community Bancorp. With the exception of the change of control benefit, the benefit payments vest over a 10 year period and are payable in monthly installments for a benefit period of 15 years (in the case of Mr. Squires) or 20 years (in the case of Mr. Brinkley), with annual adjustments for changes in the consumer price index. No benefits will be payable under either agreement in the event of termination of the employment for cause. In the event of a change of control of Southern Community Bancorp, the fully vested normal retirement benefit would be payable to each of Mr. Brinkley and Mr. Squires for their respective benefit periods, provided that no benefits are payable that would be subject to the excise tax applicable to excess parachute payments under the Internal Revenue Code. In addition to the foregoing, in the event of any termination of their employment as a result of a change of control of Southern Community Bancorp, Mr. Brinkley would be entitled to receive a lump sum severance payment equal to 25% of his base salary and Mr. Squires would be entitled to receive a lump sum severance payment equal to three times his base salary if such termination occurs prior to January 1, 2002, or two times his base salary if such termination occurs thereafter.

         We intend to enter into similar agreements with Mr. Garner and Mr. Whittenhall upon the opening of our new bank.

RESTRICTED STOCK AGREEMENT WITH MR. BRINKLEY

         On January 1, 1999, Mr. Brinkley entered into an agreement with Southern Community Bancorp providing for the grant of 50,000 shares of common stock, which are non-transferable except as described below. The agreement provides that 5,000 shares will be granted to Mr. Brinkley each year for a period of 10 years commencing on January 1, 1999 and on each January 1st thereafter through the year 2008; however, shares granted after year 2003 will be granted in the sole discretion of the board of directors based on the performance of Southern Community Bancorp. Shares of stock granted on January 1, 1999 and January 1, 2000 vest over a five year period from the date of grant with 5% of the total number of such shares being vested on the first anniversary of the date of grant, 10% of such shares being vested on the second anniversary of the date of grant, 35% of such shares being vested on the third anniversary of the date of grant, and 25% of such shares being vested on the fourth and fifth anniversaries of the date of grant. Shares of stock granted after January 1, 2000 shall vest ratably over a three year period from the date of grant, with 33% of such shares being vested on each of the first, second and third anniversary of the date of grant. In the event that a majority of the outstanding shares of Southern Community Bancorp are acquired in a merger or other transaction requiring approval under the Bank Holding Company Act of 1956, all shares issuable under the plan will immediately be granted to Mr. Brinkley and become fully vested shares. If Mr. Brinkley's employment is terminated without cause, all of the shares granted to him under the plan shall be immediately and fully vested and transferable without restriction. If Mr. Brinkley's employment is terminated for cause, Mr. Brinkley forfeits all rights to the stock except stock which has become vested as of the date of such termination.

EMPLOYEE INCENTIVE STOCK OPTION PLAN

         We adopted the Employee Incentive Stock Option Plan in 1999. The plan provides for grants of incentive stock options to purchase shares of common stock to certain officers and key management employees of Southern Community Bancorp and its subsidiaries. The purpose of the plan is to attract and retain qualified capable management personnel, provide additional incentives to such persons and promote the success of our business. As of the date of this prospectus, we had granted options to acquire 93,000 shares at an exercise price of $15.00 per share. We have the right to issue options to purchase an additional 13,000 shares under the plan. The options previously granted under the plan include options granted to Messrs. Brinkley and Squires to purchase 35,000 shares and 17,500 shares, respectively.

         Subject to approval by the shareholders of an increase in the number of shares reserved under our existing stock option plans, the Board of Directors has approved the grant to Mr. John Squires of options to purchase up to an additional 67,500 shares of our common stock. Of this total, we will grant an option to purchase 17,500 shares at an exercise price of $15.00 per share, subject to vesting on a pro-rata basis over a term of five years commencing as of January 1, 1998. We will grant an option to purchase the balance of 50,000 shares at a price of $15.00 per share with vesting parallel to the vesting of the stock granted to Mr. Brinkley pursuant to the above mentioned agreement after January 1, 2000. We also intend to grant options to each of Mr. Richard Garner and Mr. Joel Whittenhall to purchase 30,000 shares at $16.50 per share.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which employees are eligible to receive option grants, the number of shares subject to each such grant, the times when options will be granted, the price of the shares subject to each option, the time when each option may be exercised, any other provisions of the option agreement and all questions relating to the administration of the plan. Our shareholders of may terminate, modify or amend the plan at any time. In addition, our board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o increase the number of shares for which options may be granted under the plan;

         o        increase the purchase price for the shares subject to options;

         o alter the periods during which options may be granted or exercised;

         o alter the provisions relating to the determination of employees to whom options may be granted;

         o alter the provisions relating to the annual dollar limitation upon options granted to any employee;

         o alter the provisions relating to the transferability of the options; or

         o alter the provisions relating to the employment status of an employee to whom an option may be granted.

         The plan will terminate in 2009. However, such termination will not affect any options granted under the plan or vested shares.

         Each option granted under the plan has a maximum term of 10 years, subject to earlier termination following the participant ceasing to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Southern Community Bancorp. The minimum number of shares for which options may be exercised at any one time is 100 shares. In general, options vest ratably over a five year period commencing one year from the date of grant, except as otherwise determined by the Board of Directors. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination, or 12 months in the case of an employee who is disabled, whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination. If the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

         In the event of a reorganization, merger or consolidation in which we are not the surviving corporation, the sale of substantially all of our assets to another corporation, or a change in control or threatened change in control of Southern Community Bancorp, all options granted prior to such event under the plan shall become immediately exercisable. Unless otherwise determined by the board of directors, the term "control" shall refer to the acquisition of ten percent (10%) or more of our voting securities by any person or group acting in concert.

EMPLOYEE STOCK PURCHASE PLAN

         We have established an employee stock purchase plan under which a total of 15,000 shares of our common stock will be made available for sale to our employees. The board of directors administers the plan. Employees are eligible to participate in the plan if they are full-time employees for at least 90 consecutive days. The plan permits eligible employees to purchase common stock through payroll deductions, which, subject to certain limitations, may not exceed 10% of an employee's compensation. The minimum purchase each month by an eligible employee is one share of common stock. The purchase price of each share of common stock under the purchase plan will be equal to the fair market value per share of common stock on the date of purchase, but will never be less than $15.00 per share.

         Eligible employees have the opportunity to enroll in the purchase plan beginning on March 1 and ending on March 31 every year. Employees may terminate their participation in the purchase plan at any time. Participation ends automatically upon termination of employment. In the event that an employee participating in the plan ceases to be our employee, we have the right to repurchase all or any portion of the shares purchased by such employee under the plan at any time during the following 24 months for a purchase price equal to the fair market value of the stock at the time of such repurchase. The plan will terminate upon the earlier of September 16, 2004, or the date all of the shares reserved for purchase under the purchase plan have been purchased, unless the board of directors terminates it sooner. The board of directors also has the right to amend or suspend the plan at any time without prior notice.

                              CERTAIN TRANSACTIONS

         From time to time, we make loans to our executive officers and directors in accordance with our usual loan approval criteria. We made all such loans on substantially the same terms, including interest rates and collateral, as loans we make to unaffiliated parties. As of the date of this prospectus, the aggregate balance of all such loans was $6,127,000. In addition, we have approved an unsecured line of credit in the amount of $75,000 for each of our directors and the directors of our existing bank. These lines of credit are subject to renewal on an annual basis. All extensions of credit to executive officers and directors are subject to approval by the full board of directors with the interested person abstaining from any participation in the discussion or decision with respect to his or her own loan.

         Our existing bank leases its Altamonte Springs branch from one of our directors, Patrick J. Armstrong. The term of the lease is for a period of 20 years expiring in 2018. We have the right to extend the lease for up to 10 additional years. The rent payments are $10,070 per month through the first five years of the lease, increasing at the rate of 4% per year thereafter.

         One of our subsidiaries, Southern Community Insurance Agency, Inc., has entered into a relationship with Insurance Office of America, Inc., an insurance agency owned by one of our directors, John K. Ritenour. Insurance Office of America, Inc. will pay Southern Community Insurance Agency, Inc. a percentage of the insurance commissions received from customers referred by Southern Community Insurance Agency, Inc.

         We will utilize a portion of the proceeds of the offering to pay the organizers of our proposed new bank for the organizational costs which they will incur in establishing the new bank. The organizers of the new bank are the persons designated as the proposed directors of the new bank, including Mr. Brinkley and Mr. Squires. The organizational costs include annual salaries of $120,000 currently being paid to Mr. Garner and Mr. Whittenhall. See "Management
- Proposed Executive Offices and Directors of Our Proposed New Bank." We estimate that these costs will be approximately $500,000. If the offering is not successful, the organizers of the new bank will be required to bear all of these expenses.

         We intend to grant stock options to each of the organizers of our proposed new bank at the time it is opened, including Messrs. Brinkley and Squires. These individuals will each receive options for 5,000 shares, with an exercise price of $16.50 per share. These options will have substantially the same terms as the stock options previously granted to our non-executive directors.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 31, 2000, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

         o each shareholder who owns more than 5% of the outstanding shares;

         o        each of our directors;

         o        each of our executive officers; and

         o        all of our directors and executive officers as a group.

         We determine beneficial ownership based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days of March 31, 2000. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.


                                          Position with                 Shares
                                        Southern Community           Beneficially
Name                                        Bancorp                     Owned           Percentage
----                                    ------------------           ------------       ----------
Charlie W. Brinkley, Jr. (1).......... Chairman and CEO                  67,154                 7.4%

John G. Squires (2)................... President, COO and                57,596                 6.4%
                                       Director

Patrick J. Armstrong (3).............. Director                          43,333                 4.8%

Richard M. Dunn (3)................... Director                          43,333                 4.8%

Jennings L. Hurt, III (3)............. Director                          60,000                 6.7%

Eugene M. Pascarella (3).............. Director                          43,333                 4.8%

Jon C. Peterson (3)................... Director                          43,333                 4.8%

John K. Ritenour (3).................. Director                          50,000                 5.6%

Stanley H. Sandefur (3)............... Director                          59,999                 6.7%

Stephen R. Jeuck (4).................. Secretary and CFO                  1,802                  *

Richard L. Garner..................... Vice President                        --                 --

Joel E. Whittenhall................... Vice President                        --                 --

All executive officers
       and directors as a group
       (12 persons) (5)...............                                  469,883                47.7%


NOTES TO PRECEDING TABLE

*        Less than one percent (1%).
(1) Includes 10,000 shares that are subject to disposition restrictions, of which 9,750 shares are subject to potential forfeiture and 7,000 shares issuable upon exercise of outstanding stock options.
(2) Includes 7,000 shares issuable upon exercise of outstanding stock options.
(3) Includes 10,000 shares issuable upon exercise of outstanding stock options.
(4) Includes 800 shares issuable upon exercise of outstanding stock options.
(5) Includes 84,800 shares issuable upon exercise of outstanding stock options.

BENEFICIAL OWNERSHIP OF MANAGEMENT FOLLOWING OFFERING

         Our directors and officers, other than Mr. Garner and Mr. Whittenhall, have indicated that they intend to subscribe to purchase a minimum of 120,000 shares in the offering. They plan to designate that their subscription funds be deposited in the second escrow account. If we complete the offering by the sale of a minimum of 200,000 shares through the second escrow account and all directors acquire the indicated number of shares, then our directors and executive officers would then beneficially own 580,133 shares, or 49.7% of the total then outstanding. This percentage would decrease to the extent we sell additional shares in the offering.

         The proposed directors and officers of our proposed new bank, other than Messrs. Brinkley and Squires, do not own any shares in our company. However, they have indicated that they will subscribe to purchase a minimum 110,000 shares in the offering. They plan to designate that their subscription funds be deposited in the first escrow account. If we complete the offering by the sale of a minimum of 610,000 shares through the first escrow account, then these directors and officers would beneficially own 160,000 shares, or 10.3% of the total then outstanding. This calculation includes the issuance of 50,000 stock options to these directors.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share. As of the date of this prospectus, 890,298 shares of our common stock were issued and outstanding.

COMMON STOCK

         Holders of our common stock are entitled to receive ratably dividends, if any, declared by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Southern Community Bancorp, holders of our common stock are entitled to share ratably, based on the number of shares held, in our assets remaining after payment of all of our debts and liabilities.

         Holders of our common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

ANTI-TAKEOVER PROVISIONS

         GENERAL. The Florida Business Corporation Act contains provisions designed to enhance the ability of our board of directors to respond to attempts to acquire control of Southern Community Bancorp. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for our common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of incumbent management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

         The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Southern Community Bancorp.

         EVALUATION OF ACQUISITION PROPOSALS. The Florida Business Corporation Act expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Southern Community Bancorp, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Southern Community Bancorp and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Southern Community Bancorp and its shareholders.

         CONTROL SHARE ACQUISITIONS. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

o acquisitions of shares possessing one-third or more but less than a majority of all voting power;

o or acquisitions of shares possessing a majority of more of all voting power.

         Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

         TRANSACTIONS WITH INTERESTED SHAREHOLDERS. We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Southern Community Bancorp.

TRANSFER AGENT AND REGISTRAR

         We currently act as our own transfer agent and registrar for our common stock.

LIMITED LIABILITY AND INDEMNIFICATION

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

o        the director breached or failed to perform his duties as a director and

o a director's breach of, or failure to perform, those duties constitutes:

         o a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         o a transaction from which the director derived an improper personal benefit, either directly or indirectly,

         o        a circumstance under which an unlawful distribution is made,

         o in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

         o in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

         Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We will issue a minimum of 200,000 shares and a maximum of 1,050,000 shares in the offering. Based on the number of shares outstanding as of the date of this prospectus, upon completion of the offering, we would have a minimum of 1,090,298 shares and a maximum of 1,940,298 shares of common stock outstanding. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

         Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Our affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Southern Community Bancorp.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Southern Community Bancorp by Shutts & Bowen LLP, Orlando, Florida.

                                     EXPERTS

         The consolidated financial statements of Southern Community Bancorp as of December 31, 1999 and 1998, included in this prospectus have been audited by Hacker, Johnson, Cohen & Grieb, P.A., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC to register the common stock we will issue in the offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits.

         You may read and copy our registration statement, and any reports and other information which we may file with the SEC at the SEC's public reference rooms in Washington, D.C., New York or Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Southern Community Bancorp that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

         We have filed or will file various applications with the Florida Department of Banking and Finance, the FDIC and the Federal Reserve. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or may otherwise be wrong. We specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report....................................................................................F-2

Consolidated Balance Sheets, December 31, 1999 and 1998.........................................................F-3

Consolidated Statements of Operations for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998..............................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the Year Ended
         December 31, 1999 and for the Period from December 15, 1998
         (commencement of banking operations)
         to December 31, 1998...................................................................................F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998..............................................F-6

Notes to Consolidated Financial Statements for the Year Ended December 31,
         1999 and for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998..............................................F-7

Condensed Consolidated Balance Sheets, March 31, 2000 and 1999 (Unaudited).....................................F-24

Condensed Consolidated Statement of Operations for the
         Three Months ended March 31, 2000 and 1999 (Unaudited)................................................F-25

Condensed Consolidated Statements of Cash Flows for the
         Three Months ended March 31, 2000 and 1999 (Unaudited)................................................F-26

Condensed Consolidated Statement of Changes in Stockholders'
         Equity for the Three Months ended March 31, 2000 (Unaudited)..........................................F-27

Notes to Condensed Consolidated Financial Statements for the
         Three Months ended March 31, 2000 and 1999 (Unaudited)................................................F-28

         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southern Community Bancorp
Orlando, Florida:

         We have audited the accompanying consolidated balance sheets of Southern Community Bancorp and its wholly-owned subsidiary, Southern Community Bank (together, the "Company") at December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, in conformity with generally accepted accounting principles.



HACKER, JOHNSON, COHEN & GRIEB PA
Orlando, Florida
January 26, 2000

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                                                       At December 31,
                                                                            -----------------------------------
                                                                                1999                   1998
                                                                            ------------           ------------
         ASSETS

Cash and due from banks                                                     $  4,519,649                133,920
Federal funds sold                                                                    --             13,124,000
                                                                            ------------           ------------

         Cash and cash equivalents                                             4,519,649             13,257,920

Securities available for sale                                                 11,997,900                     --
Loans receivable, net of allowance for loan losses of
     $621,000 in 1999 and $12,000 in 1998                                     61,362,573              1,202,605
Accrued interest receivable                                                      554,036                 31,061
Federal Home Loan Bank stock, at cost                                            212,400                     --
Premises and equipment, net                                                    4,317,768              1,850,072
Deferred income tax asset                                                        811,146                148,031
Other assets                                                                      88,696                116,748
                                                                            ------------           ------------

     Total assets                                                           $ 83,864,168             16,606,437
                                                                            ============           ============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
         Noninterest-bearing demand deposits                                  10,768,768                 57,740
         Money-market deposits                                                14,051,702              3,152,763
         Savings and NOW deposits                                              5,757,244                 35,371
         Time deposits                                                        34,485,277                 27,730
                                                                            ------------           ------------

         Total deposits                                                       65,062,991              3,273,604

         Federal funds purchased                                               6,000,000                     --
         Official checks                                                         662,237              1,035,385
         Accrued interest payable and other liabilities                          300,453                 64,749
                                                                            ------------           ------------

         Total liabilities                                                    72,025,681              4,373,738
                                                                            ------------           ------------

Commitments and contingencies (Notes 4, 6, 7 and 16)

Stockholders' equity:
         Common stock, $1 par value, 10,000,000 shares authorized,
            884,425 and 834,425 shares issued and outstanding                    884,425                834,425
         Additional paid-in capital                                           12,381,950             11,681,950
         Accumulated deficit                                                  (1,225,661)              (283,676)
         Accumulated other comprehensive income (loss)                          (202,227)                    --
                                                                            ------------           ------------

         Total stockholders' equity                                           11,838,487             12,232,699
                                                                            ------------           ------------

         Total liabilities and stockholders' equity                         $ 83,864,168             16,606,437
                                                                            ============           ============



See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                              Period From
                                                                                            December 15, 1998
                                                                                             (Commencement
                                                                                              of Banking
                                                                       Year Ended            Operations) to
                                                                       December 31,           December 31,
                                                                          1999                   1998
                                                                       -----------           ---------------
Interest income:
         Loans receivable                                              $ 2,715,861                 3,908
         Securities available for sale                                     398,178                    --
         Other interest-earning assets                                     285,012                28,311
                                                                       -----------           -----------

         Total interest income                                           3,399,051                32,219
                                                                       -----------           -----------
Interest expense:
         Deposits                                                        1,168,568                 6,641
         Other borrowings                                                   17,171                    --
                                                                       -----------           -----------

         Total interest expense                                          1,185,739                 6,641
                                                                       -----------           -----------

Net interest income                                                      2,213,312                25,578

         Provision for loan losses                                         609,000                12,000
                                                                       -----------           -----------

Net interest income after provision for loan losses                      1,604,312                13,578
                                                                       -----------           -----------

Noninterest income:
         Service charges on deposit accounts                                53,036                    --
         Other service charges and fees                                     62,858                    --
                                                                       -----------           -----------

         Total noninterest income                                          115,894                    --
                                                                       -----------           -----------

Noninterest expense:
         Salaries and employee benefits                                  1,464,520                46,659
         Occupancy expense                                                 804,439                15,593
         Data processing                                                   127,413                10,092
         Printing and office supplies                                      148,313                 5,356
         Marketing and advertising                                         173,586                 1,521
         Professional fees                                                 135,682                 1,000
         Telephone                                                          71,354                   490
         Travel and entertainment                                           54,562                 1,301
         Other                                                             236,545                 1,871
                                                                       -----------           -----------

         Total noninterest expense                                       3,216,414                83,883
                                                                       -----------           -----------

Loss before income tax benefit                                          (1,496,208)              (70,305)

Income tax benefit                                                        (554,223)              (26,282)
                                                                       -----------           -----------

         Net loss                                                      $  (941,985)              (44,023)
                                                                       ===========           ===========

         Basic and diluted loss per share                              $     (1.10)                 (.05)
                                                                       ===========           ===========

         Weighted-average number of common shares outstanding          $   855,258               834,425
                                                                       ===========           ===========

See accompanying Notes to Consolidated Financial Statements

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                        Accumulated
                                                                                          Other
                                                                                         Compre-
                                                          Additional                     hensive           Total
                                            Common         Paid-in      Accumulated       Income        Stockholders'
                                            Stock          Capital        Deficit         (Loss)           Equity
                                         -----------     -----------    -----------     -----------     -----------
Balance at December 15, 1998
    (Commencement of
    banking operations)                  $   834,425      11,681,950       (239,653)             --      12,276,722

    Comprehensive income (loss) -
       Net loss for the period                    --              --        (44,023)             --         (44,023)
                                         -----------     -----------    -----------     -----------     -----------

Balance at December 31, 1998                 834,425      11,681,950       (283,676)             --      12,232,699
                                                                                                        -----------
Comprehensive income (loss):
    Net loss for the year                         --              --       (941,985)             --        (941,985)

    Net change in unrealized loss on
       securities available for sale,
       net of tax                                 --              --             --        (202,227)       (202,227)
                                                                                                        -----------

    Comprehensive income (loss)                                                                          (1,144,212)

Sale of common stock (50,000
    shares)                                   50,000         700,000             --              --         750,000
                                         -----------     -----------    -----------     -----------     -----------

Balance at December 31, 1999             $   884,425      12,381,950     (1,225,661)       (202,227)     11,838,487
                                         ===========     ===========    ===========     ===========     ===========



See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                       Period From
                                                                                                    December 15, 1998
                                                                                                     (Commencement
                                                                                                       of Banking
                                                                                 Year Ended          Operations) to
                                                                                December 31,           December 31,
                                                                                ------------           ------------
                                                                                    1999                   1998
                                                                                ------------           ------------
Cash flows from operating activities:
        Net loss                                                                $   (941,985)               (44,023)
        Adjustments to reconcile net loss to net cash
            (used in) provided by operating activities:
            Provision for loan losses                                                609,000                 12,000
            Depreciation and amortization                                            184,180                  6,144
            Credit for deferred income taxes                                        (554,223)               (26,282)
            Accretion of discounts on securities                                     (11,552)                    --
            Increase in accrued interest receivable                                 (522,975)               (31,061)
            Decrease (increase) in other assets                                       28,052               (116,748)
            (Decrease) increase in official checks                                  (373,148)             1,035,385
            Increase in accrued interest payable and other liabilities               235,704                 42,845
                                                                                ------------           ------------

                Net cash (used in) provided by operating
                      activities                                                  (1,346,947)               878,260
                                                                                ------------           ------------

Cash flows from investing activities:
         Repayments of securities available for sale                                  18,005                     --
         Purchases of securities available for sale                              (12,315,472)                    --
         Net increase in loans                                                   (60,768,968)            (1,214,605)
         Purchases of premises and equipment                                      (2,651,876)            (1,856,216)
         Purchases of Federal Home Loan Bank stock                                  (212,400)                    --
                                                                                ------------           ------------

                Net cash used in investing activities                            (75,930,711)            (3,070,821)
                                                                                ------------           ------------

Cash flows from financing activities:
         Net increase in deposits                                                 61,789,387              3,273,604
         Net increase in Federal funds purchased                                   6,000,000                     --
         Proceeds from issuance of common stock                                      750,000                     --
                                                                                ------------           ------------

                Net cash provided by financing activities                         68,539,387              3,273,604
                                                                                ------------           ------------

Net (decrease) increase in cash and cash equivalents                              (8,738,271)             1,081,043

Cash and cash equivalents at beginning of period                                  13,257,920             12,176,877
                                                                                ------------           ------------

Cash and cash equivalents at end of period                                      $  4,519,649             13,257,920
                                                                                ============           ============

Supplemental disclosures of cash flow information:
         Cash paid during the period for:
                Interest                                                        $  1,070,498                  3,448
                                                                                ============           ============
                Income taxes                                                    $         --                     --
                                                                                ============           ============

         Noncash investing activities:
                Accumulated other comprehensive income, unrealized
                   loss on securities available for sale, net of tax            $   (202,227)                    --
                                                                                ============           ============


See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                 PERIOD FROM DECEMBER 15, 1998 (COMMENCEMENT OF
                    BANKING OPERATIONS) TO DECEMBER 31, 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION. Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Bank") (collectively the "Company"). On April 15, 1999, the Bank's stockholders approved a plan of corporate reorganization under which the Bank became a wholly-owned subsidiary of the Holding Company. The Holding Company was formed on July 30, 1999. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the Bank.

     The Holding Company's only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank began its organizational phase in March of 1998. These financial statements do not include the organizational phase of the Bank. The consolidated 1998 financial statements include the operations of the Bank from December 15, 1998 (the date of the commencement of banking operations) to December 31, 1998. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Orange and Seminole Counties, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

     BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

     USE OF ESTIMATES. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

     CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

     SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

     LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

     PREMISES AND EQUIPMENT. Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method. The Company amortizes leasehold improvements over the lease term, which could include lease renewal periods, if it is the intent of management to exercise the renewal option on the lease.

     TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     INCOME TAXES. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     ORGANIZATIONAL COSTS. Preopening and organizational expenses totaled $239,653 (net of tax effect of $121,749) and were charged to expense as incurred during the organizational phase.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

     STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
     (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

     OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business, the Company has entered into off-balance-sheet instruments consisting of commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

     CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

     SECURITIES. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

     LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     ACCRUED INTEREST RECEIVABLE. Book value approximates fair value.

     DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

     FEDERAL FUNDS PURCHASED. The carrying amount of federal funds purchased approximates fair value.

     OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     LOSS PER SHARE. Basic and diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Outstanding stock options are not dilutive due to the net losses incurred by the Company.

     ADVERTISING. The Company expenses all media advertising as incurred.

     FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards No. 133 - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(2)  SECURITIES AVAILABLE FOR SALE

     Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair value at December 31, 1999 are summarized as follows:


                                                                             Gross         Gross
                                                            Amortized      Unrealized    Unrealized        Fair
                                                              Cost           Gains         Losses          Value
                                                          ------------     ----------    ----------     ----------
     U.S. governments agency securities                    $10,336,148        19,760      (297,714)     10,058,194
          Mortgage-backed security                           1,972,871            --       (33,165)      1,939,706
                                                           -----------    ----------      --------      ----------
                                                           $12,309,019        19,760      (330,879)     11,997,900
                                                           ===========        ======       =======      ==========


     There was no sales of securities in 1999 or 1998.

     At December 31, 1999, the Company has pledged securities with a carrying value of approximately $2.4 million for public deposits.

     The scheduled maturities at December 31, 1999 are as follows:



                                                              Amortized          Fair
                                                                Cost             Value
                                                            -----------       ----------
           Due from one to five years                       $ 2,686,610        2,565,313
           Due from five to ten years                         7,649,538        7,492,881
           Mortgage-backed security                           1,972,871        1,939,706
                                                            -----------       ----------
                                                            $12,309,019       11,997,900
                                                            ===========       ==========

(3)  LOANS

     The components of loans were as follows:


                                                                   At December 31,
                                                            ----------------------------
                                                               1999              1998
                                                            -----------       ----------
              Commercial                                    $19,122,523        1,092,911
              Commercial real estate                         26,450,845               --
              Residential real estate                        12,915,102           50,308
              Consumer and other                              3,535,775           71,386
                                                            -----------       ----------

                 Total loans                                 62,024,245       1,214,605

              Less:

                Allowance for loan losses                      (621,000)        (12,000)
                Net deferred loan fees                          (40,672)             --
                                                            -----------       ----------

                 Loans receivable, net                      $61,362,573        1,202,605
                                                            ===========       ==========


                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(3)  LOANS, CONTINUED

     The following is a summary of the activity in the allowance for loan losses:


                                                                                      Year Ended     Period Ended
                                                                                      December 31,    December 31,
                                                                                      ------------   -------------
                                                                                          1999           1998
                                                                                        --------         ------
              Allowance, at beginning of period                                         $ 12,000             --
              Provision for loan losses                                                  609,000         12,000
                                                                                        --------         ------

              Allowance, at end of period                                               $621,000         12,000
                                                                                        ========         ======


     There were no impaired loans recognized under SFAS 114 and 118 during 1999 or 1998.

(4)  PREMISES AND EQUIPMENT

     Premises and equipment were as follows:


                                                                                               At December 31,
                                                                                        ---------------------------
                                                                                          1999            1998
                                                                                        ----------       ----------
              Cost:
                 Land                                                                   $  450,000          450,000
                 Building                                                                  839,514          672,166
                 Leasehold improvements                                                  2,110,188          428,816
                 Furniture and equipment                                                 1,108,390          305,234
                                                                                        ----------       ----------

                    Total cost                                                           4,508,092        1,856,216

              Less accumulated depreciation                                               (190,324)          (6,144)
                                                                                         ---------       ----------

                    Net book value                                                      $4,317,768        1,850,072
                                                                                        ==========        =========


     The Company leases three of its office facilities under operating leases. The leases contain escalation clauses and have renewal options from 5 to 15 years. Rent expense under operating leases for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998 was approximately $327,000 and $6,500, respectively. Future minimum rental commitments under noncancelable leases are as follows:

          Year Ending December 31:                                   Amount
          ------------------------                                -----------
              2000                                                $  376,914
              2001                                                   411,599
              2002                                                   430,338
              2003                                                   433,135
              2004                                                   364,300
              2005 and thereafter                                  1,436,401
                                                                  ----------
                                                                  $3,452,687
                                                                  ==========

     In January 2000, the Company purchased land in Bonita Springs, Florida for approximately $725,000 for a future branch site. The Company will purchase a temporary building unit for approximately $100,000 until construction of the new branch is completed (see Note 17).

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(5)  DEPOSITS

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000, were approximately $19.3 million at December 31, 1999.

     At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

         Year Ending December 31,                                    Amount
         ------------------------                                 -----------
             2000                                                 $27,890,399
             2001                                                   6,309,342
             2002                                                     259,645
             2004                                                      25,891
                                                                  -----------
                                                                  $34,485,277
                                                                  ===========
(6)  BENEFIT AGREEMENTS

     The Company has entered into Salary Continuation Agreements (the "Agreements") with the Chairman of the Board of Directors ("Chairman") and the President/Chief Executive Officer ("CEO") which requires the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay annual benefits for up to twenty years following their normal retirement ages. The Agreements also provide for salary continuation in the event of a change in control of the Company, for early voluntary termination by the officers, based on a ten-year vesting schedule, and for disability benefits. The Company is accruing the present value of the future benefits to be paid over the terms of the Agreements using a discount rate of 7.5%, assuming the officers will retire at their normal retirement age. Expense relating to these Agreements was $38,817 and $16,211 for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, respectively. As of December 31, 1999, the Company has accrued $55,028 related to these Agreements.

                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(7)  FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved is essentially the same as that involved in extending loans to customers.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):


                                                                                        At December 31,
                                                                         ---------------------------------------------
                                                                                 1999                     1998
                                                                         --------------------      -------------------

                                                                         Carrying       Fair       Carrying      Fair
                                                                          Amount        Value       Amount       Value
                                                                         --------     -------      --------      ------
         Financial assets:
              Cash and cash equivalents                                    $ 4,520      4,520       13,258      13,258
              Securities available for sale                                 11,998     11,998           --          --
              Loans receivable, net                                         61,363     61,316        1,203       1,203
              Accrued interest receivable                                      554        554           31          31
              Federal Home Loan Bank stock                                     212        212           --          --

         Financial liabilities:

              Deposit liabilities                                           65,063     64,598        3,274       3,274
              Federal funds purchased                                        6,000      6,000           --          --


                                                                   (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

     A summary of the notional amounts of the Company's financial instruments which approximates fair value, with off-balance-sheet risk at December 31, 1999, follows:

          Commitments to extend credit                              $24,642,000
                                                                    ===========

          Standby letters of credit                                 $ 1,043,000
                                                                    ===========

          Undisbursed loans in process                              $ 8,925,839
                                                                    ===========

          Unused lines of credit                                    $ 4,718,187
                                                                    ===========

(8) CREDIT RISK

       The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange and Seminole Counties area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Orange and Seminole Counties area.

(9) INCOME TAXES

    The income tax benefit consisted of the following:


                                                       Year Ended       Period Ended
                                                       December 31,     December 31,
                                                          1999              1998
                                                       ------------     ------------
          Deferred:
              Federal                                   $(473,218)        (22,441)
              State                                       (81,005)         (3,841)
                                                        ---------         -------
                 Total deferred                         $(554,223)        (26,282)
                                                        =========          ======


       The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:


                                                                      Year Ended                  Period Ended
                                                                   December 31, 1999             December 31, 1998
                                                                 ---------------------           -----------------
                                                                   Amount          %             Amount         %
                                                                 ----------       ---            ------        ---
       Income tax benefit at statutory rate                      $(508,711)       (34.0)%       $(23,904)     (34.0)%
       (Increase) decrease resulting from:
          State income taxes, net of Federal tax benefit           (53,463)        (3.6)          (2,535)      (3.6)
          Other                                                      7,951           .5              157         .2
                                                                 ---------        -----         --------      -----

       Income tax benefit                                        $(554,223)       (37.1)%        $(26,282)    (37.4)%
                                                                 =========        =====            ======     =====



                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(9) INCOME TAXES, CONTINUED

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                       At December 31,
                                                              -----------------------------
                                                                 1999                1998
                                                              ---------           ---------
Deferred tax assets:
    Net operating loss carryforwards                          $ 572,844              36,034
    Allowance for loan losses                                   164,044                  --
    Unrealized loss on securities available for sale            108,892                  --
    Start up and organization costs                             108,370             136,039
    Deferred compensation                                        20,707                  --
    Depreciation                                                     --               1,190
    Other                                                        13,510                  --
                                                              ---------           ---------

       Gross deferred tax assets                                988,367             173,263
                                                              ---------           ---------

Deferred tax liabilities:

    Accrual to cash conversion                                 (174,106)             (2,485)
    Depreciation                                                 (3,115)                 --
                                                                                  ---------
    Allowance for loan losses                                        --             (22,747)
                                                              ---------           ---------

       Gross deferred tax liabilities                           177,221             (25,232)
                                                              ---------           ---------

       Net deferred tax asset                                 $ 811,146             148,031
                                                              =========           =========

     Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to the expiration of any net operating loss carryforwards. Although realization is not assured, based on future projections management believes it is more likely than not that the recorded deferred tax asset will be realized and as such no valuation allowance was established.

     At December 31, 1999, the Company has the following net operating loss carryforwards available to offset future Federal and state taxable income:

                    Expiration                               Amount
                    ----------                             ----------
                        2018                               $   94,515
                        2019                                1,427,791
                                                            ---------

                                                           $1,522,306
                                                           ==========

                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(10) RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company has made loans, at terms and rates prevailing at the time, to Company officers, directors and their affiliates. The aggregate dollar amount of these loans totaled $4.5 million and $.9 million at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, total principal additions were $4.0 million and total principal repayments were $.4 million. As of the same dates, these individuals and entities had approximately $12.6 million and $3.2 million, respectively, of funds on deposit with the Company.

     In addition, in 1999 the Company began leasing one of its branch facilities from a director of the Company. Total lease payments made to this director totaled $115,724 for the year ended December 31, 1999. During 1999, the Company also entered into agreements for various insurance coverages which have resulted in normal commissions being paid to a company affiliated with a director. The total insurance premiums paid for these policies was approximately $202,800 for the year ended December 31, 1999.

(11) STOCK OPTION PLANS

     In 1999, the Company adopted an employee incentive stock option plan. Under this plan, the total number of shares which may be issued is 106,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and the options vest ratably over a five year period. Options granted during 1999 were effective the date employees were hired by the Company. During 1999, 93,000 options were granted under this plan.

     Also in 1999, the Company adopted a directors' nonstatutory stock option plan. Under this plan, the total number of shares which may be issued is 70,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and all options are immediately excisable when granted. During 1999, 70,000 options were granted under this plan.

     A summary of stock option transactions follows:


                                                                                  Range
                                                                                  of Per      Weighted-
                                                                                  Share        Average      Aggregate
                                                                    Number of     Option      Per Share      Option
                                                                     Shares       Price         Price         Price
                                                                    ---------     ------      ---------     ---------
              Options granted and outstanding at
                  December 31, 1999                                  163,000      $ 15.00       15.00      2,244,000
                                                                     =======        =====       =====      ==========

     All options granted under both plans have ten year lives. The weighted-average remaining contractual life of options outstanding at December 31, 1999 was 9.1 years.

                                                                    (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

       (11) STOCK OPTION PLANS, CONTINUED The options are exercisable as follows:


                                                            Number of             Weighted-average
              Year Ending December 31,                        Shares               Exercise Price
              ------------------------                      ---------             ----------------
                   Currently exercisable                      75,600                  $15.00
                       2000                                   18,600                   15.00
                       2001                                   18,600                   15.00
                       2002                                   18,600                   15.00
                       2003                                   18,600                   15.00
                       2004                                   13,000                   15.00
                                                             -------                  ------
                                                             163,000                  $15.00
                                                             =======                  ======

     In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period. The following information summarizes the options granted under both plans (in thousands):

     Weighted-average grant-date fair value of options
               issued during the year                                  $ 1,057
                                                                       =======

           Proforma net loss                                           $(1,671)
                                                                       =======
           Proforma net loss per share - basic and diluted             $ (1.95)
                                                                       =======

(12) PROFIT SHARING PLAN

     During 1999, the Company adopted a 401(k) profit sharing plan (the "Plan"). The Plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the Plan are discretionary and are determined annually. The Company did not make any contributions to the Plan during the year ended December 31, 1999. One of the investment choices available under the Plan, allows for participants to purchase the Company's common stock. 25,000 shares of the Company's common stock has been allocated to the Plan. In 1999, $69,55 had been contributed to the Plan by participants to purchase 4,637 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                     (continued)

(13) EMPLOYEE STOCK PURCHASE PLAN

     During 1999, the Company adopted an Employee Stock Purchase Plan (the "Plan"). Under this Plan employees can elect to make payroll deductions to purchase the Company's common stock. The total number of shares which has been allocated under the Plan is 15,000 shares. During the year ended December 31, 1999, employees had withheld $14,957, of which $14,970 will be used to purchase 986 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(14) REGULATORY MATTERS

     Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company.

     The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk- based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages as of December 31, 1999 and 1998 are also presented in the table (dollars in thousands).


                                                                                                Minimum
                                                                                               to be Well
                                                                                            Capitalized Under
                                                                   for Capital Adequacy     Prompt Corrective
                                             Actual                      Purposes:          Action Provisions:
                                             -----------------     --------------------    ------------------
                                             Amount         %         Amount       %        Amount        %
                                             ------        ---        -------      ---      -------      ----
AS OF DECEMBER 31, 1999:
  Total capital to Risk-
   Weighted assets                           $12,172       17.5%      $ 5,551      8.0%     $ 6,939      10.0%
  Tier I Capital to Risk-
   Weighted Assets                            11,551       16.6         2,776      4.0        4,163       6.0
  Tier I Capital
   to Total Assets                            11,551       15.5         2,972      4.0        3,715       5.0

AS OF DECEMBER 31, 1998:
  Total capital to Risk-
   Weighted assets                            12,097      207.3           467      8.0          584      10.0
  Tier I Capital to Risk-
   Weighted Assets                            12,085      207.1           233      4.0          350       6.0
  Tier I Capital
   to Total Assets                            12,085       94.2           513      4.0          641       5.0


                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(15)  HOLDING COMPANY FINANCIAL INFORMATION

     As discussed in Note 1 to the Consolidated Financial Statements, the Holding Company was organized during 1999. The Holding Company's financial information as of December 31, 1999 and for the year then ended follows:


                                            CONDENSED BALANCE SHEET

                                                                                           At December 31,1999
                                                                                           -------------------
                      ASSETS

              Investment in subsidiary                                                        $11,838,487
                                                                                              -----------

                  Total assets                                                                $11,838,487
                                                                                              ===========

                      STOCKHOLDERS' EQUITY

              Stockholders' equity                                                             11,838,487

                  Total stockholders' equity                                                  $11,838,487
                                                                                              ===========

                                            CONDENSED STATEMENT OF OPERATIONS

                                                                                                 For the
                                                                                                 Year Ended
                                                                                             December 31, 1999
                                                                                             -----------------
              Loss of subsidiary                                                                 $(941,985)
                                                                                                 ---------

                  Net loss                                                                       $(941,985)
                                                                                                 =========


                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                                       CONDENSED STATEMENT OF CASH FLOWS


                                                                                                           For the
                                                                                                          Year Ended
                                                                                                         December 31,
                                                                                                         ------------
                                                                                                            1999
                                                                                                         ------------
              Cash flows from operating activities:
                  Net loss                                                                                $(941,985)
                  Adjustments to reconcile net loss to net cash used in
                    operating activities -
                      Equity in undistributed loss of subsidiary                                           (941,985)
                                                                                                          ---------
                      Net cash used in operating activities                                                      --
                                                                                                          ---------
              Net increase in cash and cash equivalents                                                          --

              Cash and cash equivalents at beginning of the year                                                 --
                                                                                                          ---------

              Cash and cash equivalents at end of year                                                    $      --
                                                                                                          ---------

              Noncash transactions:
                  Change in investment in subsidiary due to change in accumulated other comprehensive income, unrealized loss on securities
                      available for sale, net of income tax                                               $(202,227)
                                                                                                          ========


(16) YEAR 2000 ISSUES

     The Company's operating and financial systems have been found to be compliant; the "Y2K Problem" has not adversely affected the Company's operations nor does management expect that it will. However, the Company has not determined what effect it has had on its customers and vendors. Any adverse effect it might have on the Company because of vendors and customers noncompliance has not been determined.

(17) NEW BANK CHARTER

     In September, 1999 the Company's Board of Directors approved the formation of a new bank in Southwest, Florida. The new bank is subject to regulatory approval.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                                             At March 31,
                                                                                   -----------------------------------
                                                                                        2000                1999
                                                                                   -------------         -------------
       ASSETS

Cash and due from banks                                                            $   4,096,359             1,251,488
Federal funds sold                                                                    19,673,000             8,724,000
                                                                                   -------------         -------------

                   Cash and cash equivalents                                          23,769,359             9,975,488

Securities available for sale                                                         15,572,569             3,173,031
Loans receivable, net of allowance for loan losses of  $799,000 in
       2000 and $91,000 in 1999                                                       78,950,892            10,326,918
Accrued interest receivable                                                              566,877                79,070
Federal Home Loan Bank stock, at cost                                                    212,400                    --
Premises and equipment, net                                                            6,243,770             3,018,424
Deferred income tax asset                                                                831,691               298,245
Other assets                                                                             119,078               134,448
                                                                                   -------------         -------------

                   Total assets                                                    $ 126,266,636            27,005,624
                                                                                   =============         =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

       Noninterest-bearing demand deposits                                            14,039,046             2,475,810
       Money-market deposits                                                          18,625,829             7,061,952
       Savings and NOW deposits                                                        7,898,241               851,548
       Time deposits                                                                  70,477,742             3,213,535
                                                                                   -------------         -------------

                   Total deposits                                                    111,040,858            13,602,845

       Official checks                                                                 2,802,549               939,556
       Accrued interest payable and other liabilities                                    537,319               144,263
                                                                                   -------------         -------------

                   Total liabilities                                                 114,380,726            14,686,664
                                                                                   -------------         -------------

Stockholders' equity:
       Commonstock, $1 par value, 10,000,000 shares authorized,
             890,298 and 858,405 shares issued and outstanding,
             in 2000 and 1999                                                            890,298               858,405
       Additional paid-in capital                                                     12,464,172            12,017,670
       Accumulated deficit                                                            (1,215,103)             (547,061)
       Accumulated other comprehensive income (loss)                                    (253,457)              (10,054)
                                                                                   -------------         -------------

                   Total stockholders' equity                                         11,885,910            12,318,960
                                                                                   -------------         -------------

                   Total liabilities and stockholders' equity                      $ 126,266,636            27,005,624
                                                                                   =============         =============


                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                   Three Months Ended
                                                                       March 31,
                                                             ----------------------------
                                                                 2000             1999
                                                             ----------        ----------
Interest income:
       Loans receivable                                      $1,630,449           224,923
       Securities available for sale                            221,503            16,650
       Other interest-earning assets                            105,670           118,716
                                                             ----------        ----------

             Total interest income                            1,957,622           360,289
                                                             ----------        ----------

Interest expense:
       Deposits                                                 924,624            67,090
       Other borrowings                                          42,859                --
                                                             ----------        ----------

             Total interest expense                             967,483            67,090
                                                             ----------        ----------

Net interest income                                             990,139           293,199

             Provision for loan losses                          178,000            79,000
                                                             ----------        ----------

Net interest income after provision for loan losses             812,139           214,199
                                                             ----------        ----------

Noninterest income:
       Service charges on deposit accounts                       52,640               669
       Other service charges and fees                            39,891             1,072
                                                             ----------        ----------

             Total noninterest income                            92,531             1,741
                                                             ----------        ----------

Noninterest expense:
       Salaries and employee benefits                           424,454           318,900
       Occupancy expense                                        219,354           111,226
       Data processing                                           56,330            17,549
       Printing and office supplies                              27,481            35,935
       Marketing and advertising                                 43,062            43,045
       Professional fees                                         24,258            17,549
       Telephone                                                 19,236            13,565
       Travel and entertainment                                  15,821            10,440
       Other                                                     57,076            55,918
                                                             ----------        ----------

             Total noninterest expense                          887,072           624,127
                                                             ----------        ----------

Earnings (loss) before income tax provision (benefit)            17,598          (408,187)

             Income tax provision (benefit)                       7,040          (144,801)
                                                             ----------        ----------

Net earnings (loss)                                          $   10,558          (263,386)
                                                             ==========        ==========

Basic and diluted earnings (loss) per share                  $      .01              (.31)
                                                             ==========        ==========

Weighted-average number of common shares outstanding            887,362           846,415
                                                             ==========        ==========

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                      ---------------------------------
                                                                                          2000                1999
                                                                                      ------------         ------------
Cash flows from operating activities:
        Net earnings (loss)                                                           $     10,558             (263,385)
        Adjustments to reconcile net earnings (loss) to net cash
            provided by (used in) operating activities:
                Provision for loan losses                                                  178,000               79,000
                Depreciation and amortization                                               75,987               18,098
                Deferred income taxes                                                        7,040             (144,801)
                Accretion of discounts on securities                                        (6,831)                (280)
                Common stock issued as compensation                                          3,750                   --
                Increase in accrued interest receivable                                    (12,841)             (48,009)
                Increase in other assets                                                   (30,382)             (17,700)
                Increase (decrease) in official checks                                   2,140,312              (95,829)
                Increase in accrued interest payable and other liabilities                 236,866               79,514
                                                                                      ------------         ------------

                       Net cash provided by (used in) operating activities               2,602,459             (393,392)
                                                                                      ------------         ------------

Cash flows from investing activities:
        Repayments of securities available for sale                                         16,285                   --
        Purchases of securities available for sale                                      (3,662,938)          (3,188,218)
        Net increase in loans                                                          (17,766,319)          (9,203,313)
        Purchases of premises and equipment                                             (2,001,989)          (1,186,450)
                                                                                      ------------         ------------

                       Net cash used in investing activities                           (23,414,961)         (13,577,981)
                                                                                      ------------         ------------

Cash flows from financing activities:
        Net increase in deposits                                                        45,977,867           10,329,241
        Net decrease in Federal funds purchased                                         (6,000,000)                  --
        Proceeds from issuance of common stock                                              84,345              359,700
                                                                                      ------------         ------------

                       Net cash provided by financing activities                        40,062,212           10,688,941
                                                                                      ------------         ------------

Net increase (decrease) in cash and cash equivalents                                    19,249,710           (3,282,432)

Cash and cash equivalents at beginning of period                                         4,519,649           13,257,920
                                                                                      ------------         ------------

Cash and cash equivalents at end of period                                            $ 23,769,359            9,975,488
                                                                                      ============         ============

Supplemental disclosures of cash flow information:
        Cash paid during the period for:

            Interest                                                                  $    859,425               58,180
                                                                                      ============         ============
            Income taxes                                                              $         --                   --
                                                                                      ============         ============

        Noncash investing activities-

            Change in accumulated other comprehensive income (loss),
                unrealized loss on securities available for sale, net of tax          $    (51,230)             (10,054)
                                                                                      ============         ============


                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

       CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)


                                                                                           Accumulated
                                                                                             Other
                                                                                             Compre-
                                                            Additional                       hensive         Total
                                              Common         Paid-in      Accumulated        Income       Stockholders'
                                              Stock          Capital        Deficit           (Loss)         Equity
                                           -----------      ----------    -----------      -----------    -------------
Balance at December 31, 1999               $   884,425      12,381,950     (1,225,661)       (202,227)     11,838,487
                                                                                                           ----------
Comprehensive income (loss):
    Net earnings for the period                     --              --         10,558              --          10,558

    Net change in unrealized loss
       on securities available for
       sale, net of tax                             --              --             --         (51,230)        (51,230)
                                                                                                           ----------

    Comprehensive income (loss)                                                                               (40,672)

Stock issued to officer as compensation
    (250 shares)                                   250           3,500             --              --           3,750

Sale of common stock in connection
    with 401(k) Profit Sharing Plan
    (4,637 shares)                               4,637          64,918             --              --          69,555

Sale of common stock in connection
    with Employee Stock Purchase
    Plan (986 shares)                              986          13,804             --              --          14,790
                                           -----------     -----------    -----------     -----------      ----------

Balance at March 31, 2000                  $   890,298      12,464,172     (1,215,103)       (253,457)     11,885,910
                                           ===========     ===========    ===========     ===========      ==========

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1. GENERAL. In the opinion of the management of Southern Community Bancorp, the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2000 and 1999 and the results of operations and cash flows for the three-month periods then ended. The results of operations and other data for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

     Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Bank") (collectively the "Company"). The Holding Company operates as a one-bank holding company. On April 15, 1999, the Bank's stockholders approved a plan of corporate reorganization under which the Bank would become a wholly-owned subsidiary of the Holding Company. The Holding Company was formed on July 30, 1999. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company=s acquisition of the Bank was accounted for similar to a pooling of interests.

     The Holding Company's only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Orange and Seminole Counties, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

2. LOAN IMPAIRMENT AND LOAN LOSSES. There were no impaired loans recognized under SFAS 114 and 118 during the three months ended March 31, 2000 or 1999. The activity in the allowance for loan losses is as follows:

                                                      Three Months Ended
                                                           March 31,
                                                   -------------------------
                                                     2000              1999
                                                   --------           ------

            Balance at beginning of period         $621,000           12,000
            Provision charged to earnings           178,000           79,000
                                                   --------           ------

            Balance at end of period               $799,000           91,000
                                                   ========           ======


                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

3. EARNINGS (LOSS) PER SHARE . Earnings (loss) per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the three months ended March 31, 2000 and 1999 outstanding stock options are not considered dilutive securities for purposes of calculating diluted earnings (loss) per share.

4. REGULATORY CAPITAL. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 2000 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:


                                                                                                            Regulatory
                                                                                              Actual        Requirement
                                                                                              ------        -----------
        Total capital to risk-weighted assets                                                 13.23%           8.00%
        Tier I capital to risk-weighted assets                                                12.40%           4.00%
        Tier I capital to total assets - leverage ratio                                       11.87%           4.00%


5. OTHER EVENTS. The Company purchased two parcels of land for future branch sites in the Bonita Springs, Florida area for approximately $1.9 million during the three months ended March 31, 2000.

                                    EXHIBIT A

                                ESCROW AGREEMENT

This ESCROW AGREEMENT effective as of the 11th day of July, 2000, by and among:

         SOUTHERN COMMUNITY BANCORP, a Florida corporation, the principal place of business of which is located at 250 North Orange Avenue, Orlando, Florida 32801 (hereinafter referred to as the "Company")

                  and

         SUNTRUST BANK, located at 225 East Robinson Street, Suite 250, Orlando,
                  Florida 32801 (hereinafter referred to as the "Escrow Agent")

                                   WITNESSETH:

         WHEREAS, the Company intends to undertake an offering of a minimum of 200,000 shares and a maximum of 1,050,000 shares of its common stock, par value $1.00 per share (the "Common Stock") at a subscription price of $16.50 per share (the "Offering"); and

         WHEREAS, the Company has agreed to establish two (2) escrow accounts, with the amounts deposited in the first escrow (the "First Escrow") to be utilized to capitalize the Company's proposed new bank subsidiary, Southern Community Bank of Southwest Florida (the "New Bank"), and with the amounts deposited into the second escrow account (the "Second Escrow") to be primarily utilized for providing additional working capital to the Company's existing bank subsidiary, Southern Community Bank (the "Existing Bank"); and

         WHEREAS, persons who subscribe to purchase shares in the Offering (the "Subscribers") must designate how much of their proceeds will be deposited in the First Escrow or the Second Escrow; and

         WHEREAS, the Company desires to appoint the Escrow Agent to act as escrow agent with respect to the Offering; and

         WHEREAS, the Escrow Agent has agreed to act as escrow agent for purposes of the Offering on the terms, and subject to the conditions, set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties hereto agree as follows:

         1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent has agreed to act as the escrow agent for the Offering, pursuant to the terms and conditions of this Agreement.

         2. DEPOSIT AND DELIVERY OF PROCEEDS. For purposes of this Agreement, the term "Proceeds" shall mean all subscription proceeds which may be delivered to the Escrow Agent, whether in the form of checks, cashier checks and/or money orders. The Company shall promptly deliver to the Escrow Agent all Proceeds received by the Company from Subscribers. The Escrow Agent shall deposit the Proceeds in either the First Escrow or the Second Escrow, or both, as designated by each Subscriber. The Escrow Agent shall have no responsibility whatsoever for Proceeds not delivered to the Escrow Agent or for funds that have not yet cleared and become good funds. The parties acknowledge that Subscribers have been instructed to make all checks for the Common Stock payable to the Escrow Agent. In the event that a Subscriber makes a check payable to the Company, the Company shall endorse such checks to the order to the Escrow Agent. Simultaneously with the delivery of the Proceeds received from each Subscriber, the Company shall deliver to the Escrow Agent a copy of the Subscription Agreement executed by each Subscriber and the Company's written acceptance of the subscription offer contained in the Subscription Agreement.

         3. PARTIAL REJECTION OF SUBSCRIPTIONS. If the Company elects to accept a subscription offer for less than the number of shares requested by a Subscriber in his Subscription Agreement, then the Company shall notify the Escrow Agent in writing of the number of shares which the Company has elected to accept. Promptly after the receipt of such notice, the Escrow Agent shall deposit the accepted portion of the Subscriber's Proceeds in the appropriate escrow account or accounts and remit to the Subscriber that portion of his Proceeds which were not accepted, without interest or deduction.

         4. TERMS OF FIRST ESCROW. The Escrow Agent shall hold and disburse all Proceeds deposited in the First Escrow on the following terms and conditions:

                  (a) Unless the Escrow Agent has previously disbursed the Proceeds under Section 4(b), the Escrow Agent will promptly return all Proceeds deposited in the First Escrow to Subscribers to the First Escrow, without interest or deduction, upon the first to occur of the following:

                           (i) Upon written notice from the Company that the Offering has been terminated; or

                           (ii) Upon the Expiration Date (as defined below) of the Offering.

                  (b) The Escrow Agent will promptly deliver the Proceeds deposited in the First Escrow to the Company upon the Company's written request, provided that both of the following conditions have been fulfilled:

                           (i) The Escrow Agent has received written notice from the Company that the Company has received all required regulatory approvals to open the New Bank; and

                           (ii) The Escrow Agent has received Proceeds of at least $10,065,000 designated for deposit to the First Escrow (including, any amounts transferred from the Second Escrow to the First Escrow under Section 5(c)).

                  (c) The parties acknowledge that the Company may continue to deposit additional Proceeds in the First Escrow even after the disbursement of Proceeds pursuant to Section 4(b). The Escrow Agent will promptly deliver such Proceeds to the Company, provided that the Escrow Agent shall not accept any Proceeds after the Expiration Date.

         5. TERMS OF SECOND ESCROW. The Escrow Agent shall hold all Proceeds deposited in the Second Escrow on the following terms and conditions:

                  (a) Unless the Escrow Agent has previously disbursed the Proceeds under Section 5(b), the Escrow Agent will promptly return all Proceeds deposited in the Second Escrow to Subscribers to the Second Escrow, without interest or deduction, promptly upon the first to occur of the following:

                           (i) Upon written notice from the Company that the Offering has been terminated; or

                           (ii)     Upon the Expiration Date of the Offering.

                  (b) The Escrow Agent will promptly deliver all Proceeds deposited in the Second Escrow to the Company upon the written request by the Company, provided that the Escrow Agent has received at least $3,300,000 designated for deposit in the the Second Escrow.

                  (c) The parties acknowledge that if the Company sells more than 200,000 shares with Proceeds designated for the Second Escrow, then the Company shall have a right to instruct the Escrow Agent either:

                           (i) To transfer the excess amounts from the Second Escrow to the First Escrow; or

                           (ii)     To release such Proceeds to the Company.

         In the event that any Proceeds are transferred to the First Escrow, the Escrow Agent will hold such additional Proceeds on the same terms as any other Proceeds deposited in the First Escrow.

         6. EXPIRATION DATE. The Expiration Date of the Offering shall be September 30, 2000, provided that the Company has the right to extend the Expiration Date to December 31, 2000. The Escrow Agent shall be entitled to assume that the Expiration Date is September 30, 2000, unless, prior to such date, the Company has provided written notice to the Escrow Agent that the Expiration Date has been extended to December 31, 2000.

         7. RETURN OF PROCEEDS TO SUBSCRIBERS. In the event that the Escrow Agent is obligated to return Proceeds to any Subscriber pursuant to the terms of this Agreement, the Escrow Agent shall return such Proceeds to the Subscriber in the form of a check, mailed by regular mail, to the address the Subscriber set forth in such Subscription Agreement.

         8. INVESTMENT OF PROCEEDS BY ESCROW AGENT. The Escrow Agent shall invest the Proceeds deposited in each escrow account in the STI Classic Institutional U.S. Treasury Securities Money Market Fund (a AAA rated mutual fund comprised solely of investments in United States government, United States government backed securities and repurchase agreements collateralized by United States government backed securities). All income from the Fund shall accrue to the benefit of the Company. Upon the consummation, termination or expiration of the Offering, the Escrow Agent will deliver all income and other amounts earned on the investment of the Proceeds to the Company. The Escrow Agent shall furnish to the Company periodic and final reports regarding the investments of the Proceeds. The Escrow Agent shall have no liability or obligation whatsoever for the status of the investments or the failure of said investments, and shall have no responsibility for tax reporting in connection with earnings or gains/losses on the investments.

         9. DUTIES OF ESCROW AGENT. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         10. RELIANCE OF ESCROW AGENT ON DOCUMENTS. The Escrow Agent may act in reliance upon any writing or instrument or signature which the Escrow Agent, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.

         11. INDEMNIFICATION OF ESCROW AGENT. Unless the Escrow Agent discharges any of its duties hereunder in a manner constituting gross negligence or willful misconduct, the Company hereby agrees to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as escrow agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.

         12. DISCRETION OF ESCROW AGENT TO FILE AN INTERPLEADER ACTION IN THE EVENT OF DISPUTE. If the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, but shall not be required to, file an action of interpleader to resolve the disagreement and may hold all Proceeds until directed by a court of competent jurisdiction as to the manner or distribution or until all parties in dispute mutually agree to the distribution. The Escrow Agent shall be indemnified as set forth in Section 11 for all costs, including reasonable attorneys' fees incurred by it, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment or other appropriate order in the interpleader action is entered.

         13. CONSULTATION WITH COUNSEL. The Escrow Agent may consult with independent counsel of its own choice and shall not be liable for any actions which it takes in reliance upon the advise of such counsel.

         14. LIMITATION OF LIABILITY. The Escrow Agent shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless they constitute gross negligence or willful misconduct on the part of the Escrow Agent.

         15. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign upon thirty (30) days written notice to the Company. If a successor escrow agent is not appointed by the Company within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor or, at its option, the Escrow Agent may do nothing until such time as the Company has furnished the name of a successor escrow agent.

         16. COMPENSATION AND EXPENSES. The Escrow Agent shall be entitled to compensation from the Company for its services hereunder in an amount of $1,500.00. In the event Escrow Agent must return the Proceeds to a Subscriber, the Company will pay the Escrow Agent an additional $15.00 for each refund. The parties acknowledge that the Escrow Agent will earn a management fee on the investment of the Proceeds pursuant to Section 8 of this Agreement.

         17. NOTICES. All notices permitted or required to be given to any party under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the party being notified. In the case of the Company, such notices shall be sent to: Mr. Charlie W. Brinkley, Jr., Chairman and CEO, Southern Community Bancorp, 250 North Orange Avenue, Orlando, Florida 32801. Either party may change the address to which said notice is to be given by giving notice of such to all other parties to this Agreement in the manner set forth herein.

         18. SUCCESSORS AND ASSIGNS. The rights created by the Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the Escrow Agent and the Company, as the case may be.

         19. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Florida.

         20. TERMINATION. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have disbursed all of the Proceeds in accordance with the terms of this Agreement.

         21. COMPLETE AGREEMENT. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                          SOUTHERN COMMUNITY BANCORP




                                          By: /s/ Charlie W. Brinkley, Jr.
                                              ----------------------------------
                                                  Charlie W. Brinkley, Jr.
                                                  Chairman and CEO




                                          SUNTRUST BANK




                                          By: /s/ Debbie Moreyra
                                              ----------------------------------
                                                  Debbie Moreyra
                                                  First Vice President

                                    Exhibit B

                             SUBSCRIPTION AGREEMENT

Southern Community Bancorp
250 North Orange Avenue
Orlando, Florida 32801

Attn:    Mr. Charlie W. Brinkley, Jr.
         Mr. John G. Squires

Gentlemen:

         1. SUBSCRIPTION. Subject to the terms and conditions set forth below, the undersigned hereby subscribes to purchase shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock") of Southern Community Bancorp, a corporation organized under the laws of Florida (the "Company"). The undersigned hereby acknowledges receipt of a copy of the Company's Prospectus, dated as of July 17, 2000 (the "Prospectus"), with respect to the offering of the Common Stock.

         2. PURCHASE OF SHARES. The undersigned hereby subscribes for the number of Shares specified below:

Number of Shares to be                      ____________ Shares
purchased:
(minimum of 1,000 Shares)

Price per Share:                                   x  $16.50

Total purchase price:                       $__________________

Amount of enclosed check:
 ($16.50 per Share times
 number of Shares purchased)                $__________________

         3. PAYMENT OF PURCHASE PRICE. The undersigned has enclosed with this Agreement the undersigned's personal check (or a certified check, bank check or money order) payable to "SunTrust Bank -- Escrow Agent for Southern Community Bancorp" in payment for the number of Shares listed in Section 2.

         4. TITLE TO SHARES. The undersigned hereby requests that the Shares be issued as follows: TITLE TO BE TAKEN - (check one)


                                        ----------------------------------------
( ) Individual ownership                (Name as it should appear on the
                                        Company's stock register - two names for
( ) Joint tenants with right            joint owners - please print or type)
      of survivorship

( ) Other-specify:
                  -----------------     ----------------------------------------
                                        (Residence Address)

Social Security No. or
Taxpayer Identification No:
                                        ----------------------------------------
                                        (Home Phone)



-----------------------------------     ----------------------------------------
                                        (Business Phone)

         5. DESIGNATION OF ESCROW ACCOUNT. The undersigned hereby directs the Company to deposit the undersigned's funds (if accepted by the Company for subscription) as follows:

                  ( ) Deposit $ __________ of the subscription funds in the first escrow account (as described in the Prospectus).

                  ( ) Deposit $ __________ of the subscription funds in the second escrow account (as described in the Prospectus).

         6. ESCROW AGREEMENT. The undersigned acknowledges and agrees that the undersigned's funds will be held in escrow in accordance with the terms of the Escrow Agreement by and between the Company and SunTrust Bank, as escrow agent.

         7. CERTAIN ACKNOWLEDGMENTS. The undersigned is fully aware that:

                  (a) The subscription offer set forth in this Agreement may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

                  (b) The subscription offer set forth in this Agreement is and shall be irrevocable, except as set forth in the Prospectus, PROVIDED that the undersigned shall have no obligations under this Agreement in the event that the subscription offer set forth in this Agreement is rejected or the offering described in the Prospectus is canceled or withdrawn.

                  (c) No federal or state agency has made any finding or determination as to the fairness of the offering for public investment, and no such agency has made any recommendation or endorsement of the Shares.

                  (d) There is no public market for the Shares.

                  (e) THE SHARES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE
                      FDIC OR ANY OTHER AGENCY.

         8. MISCELLANEOUS

                  (a) MODIFICATION. Neither this Agreement nor any provisions of this Agreement shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                  (b) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the undersigned is more than one person, the obligation of the undersigned shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

                  (c) ASSIGNABILITY. This Agreement is not transferable or assignable by the undersigned. Any purported transfer or assignment by the undersigned shall be null and void.

                  (d) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of Florida.

                  IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on this ____ day of ___________________, 2000.



                                 ----------------------------------------------
                                 Signature



                                 ----------------------------------------------
                                 Signature (Second signature required for joint ownership)


ACCEPTANCE OF SUBSCRIPTION:

         Southern Community Bancorp hereby accepts the subscription offer set forth in this Agreement for ________ Shares, with $________ of proceeds to be deposited in the first escrow account and $________ of proceeds to be deposited in the second escrow account.



                                 SOUTHERN COMMUNITY BANCORP



                                 By:
                                    --------------------------------------------


                                 Its:
                                    --------------------------------------------